Exhibit 10.36

EXECUTION VERSION

CREDIT AGREEMENT

dated as of

November 30, 2017

among

WATERS CORPORATION,

the Lenders party hereto,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

JPMORGAN CHASE BANK, N.A.,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

HSBC SECURITIES (USA) INC.,

CITIZENS BANK, N.A.,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

DNB MARKETS, INC.

TD Bank, N.A.,

and

U.S. BANK NATIONAL ASSOCIATION,

as Joint Lead Arrangers

JPMORGAN CHASE BANK, N.A.,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

HSBC SECURITIES (USA) INC.,

and

CITIZENS BANK, N.A.,

as Joint Bookrunners

JPMORGAN CHASE BANK, N.A.,

BANK OF AMERICA, N.A.,

HSBC BANK USA, NATIONAL ASSOCIATION,

and

CITIZENS BANK, N.A.,

as Syndication Agents

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

DNB BANK ASA, NEW YORK BRANCH

TD Bank, N.A.,

and

U.S. BANK NATIONAL ASSOCIATION,

as Documentation Agents

and

BARCLAYS BANK PLC,

KEYBANK NATIONAL ASSOCIATION,

SUNTRUST BANK,

THE HUNTINGTON NATIONAL BANK,

BRANCH BANKING AND TRUST COMPANY,

and

PNC BANK, NATIONAL ASSOCIATION,

as Senior Managing Agents

[CSM Ref. No. 6701-450]

SCHEDULES:

Schedule 1.01	—	Subsidiary Guarantors
Schedule 2.01	—	Lenders and Commitments
Schedule 2.04	—	Existing Letters of Credit
Schedule 2.17	—	Payment Instructions

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Subsidiary Guarantee Agreement
Exhibit C-1	—	Form of Opinion of Counsel for the Company
Exhibit C-2	—	Form of Opinion of General Counsel of the Company
Exhibit D	—	Form of Promissory Note
Exhibit E	—	Form of U.S. Tax Certificate

CREDIT AGREEMENT dated as of November 30, 2017, among WATERS CORPORATION, a Delaware corporation (the “Company”), the LENDERS party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The Company has requested the Lenders (such term and each other capitalized term used and not otherwise defined herein having the meaning assigned to it in Section 1.01) to extend credit in the form of (a) Term Loans to the Company in US Dollars in an aggregate principal amount of $300,000,000 and (b) Revolving Commitments under which the Company may obtain Loans in US Dollars or Euro in an aggregate principal amount at any time outstanding that will not result in aggregate Revolving Exposures exceeding $1,500,000,000. The proceeds of Borrowings are to be used for general corporate purposes of the Company and its subsidiaries, including repayment of amounts outstanding under the Existing Credit Agreement, payment of indebtedness, financing of acquisitions, payment of fees and expenses in connection with the credit facilities established hereby, repurchases of equity securities of the Company and working capital.

The Lenders are willing to establish the credit facilities referred to in the preceding paragraph upon the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Accepting Lender” has the meaning set forth in Section 2.20(a).

“Adjusted LIBO Rate” means, with respect to any LIBOR Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMCB, in its capacity as administrative agent for the Lenders hereunder and under the other Loan Documents and its successors in such capacity as provided in Article VIII. Unless the context requires otherwise, the term “Administrative Agent” shall include any Affiliate of JPMCB through which JPMCB shall perform any of its obligations in such capacity hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Class” has the meaning set forth in Section 2.20(a).

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Revolving Exposure” means the sum of the Revolving Exposures of all the Lenders.

“Agreement” means this Credit Agreement, as amended from time to time in accordance with the terms hereof.

“Agreement Currency” has the meaning assigned to such term in Section 9.13(b).

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus  1⁄2 of 1% per annum and (c) the Adjusted LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in dollars with a maturity of one month plus 1% per annum. For purposes of clause (c) above, the Adjusted LIBO Rate on any day shall be based on the rate per annum appearing on the applicable Reuters screen page (currently page LIBOR01) displaying interest rates for dollar deposits in the London interbank market at approximately 11:00 a.m., London time, on such day for deposits in dollars with a maturity of one month; provided that if such rate shall be less than zero, such rate shall be deemed to be zero. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.13, then the Alternate Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977 and all other laws, rules, and regulations applicable to the Company or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Creditor” has the meaning assigned to such term in Section 9.13(b).

“Applicable Percentage” means, at any time, with respect to any Lender, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment at such time. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day, with respect to any Loan of any Type or the facility fees payable hereunder, as the case may be, the applicable rate per annum set forth under the appropriate caption in the table below, based upon the Leverage Ratio as of the most recent determination date:

Category	Leverage Ratio	Facility Fee (basis points per annum)	LIBOR and EURIBOR Spread (basis points per annum)	ABR Spread (basis points per annum)
Category 1	< 1.00	7.5	80.0	0.0
Category 2	> 1.00 and < 1.75	10.0	90.0	0.0
Category 3	> 1.75 and < 2.50	15.0	95.0	0.0
Category 4	> 2.50 and < 3.25	20.0	105.0	5.0
Category 5	> 3.25	25.0	112.5	12.5

The Leverage Ratio used on any date to determine the Applicable Rate shall be that in effect at the end of the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.06(a) or (b) (or, prior to the first delivery of such financial statements, at September 30, 2017); provided that if any financial statements required to have been delivered under Section 5.06(a) or (b) shall not at any time have been delivered, the Applicable Rate shall, until such financial statements shall have been delivered, be determined by reference to Category 5 in the table above.

“Arrangers” means JPMCB, Merrill Lynch, Pierce, Fenner & Smith Incorporated, HSBC Securities (USA) Inc., Citizens Bank, N.A., The Bank of Tokyo-Mitsubishi UFJ, Ltd., DNB Bank ASA, New York Branch, TD Bank, N.A. and U.S. Bank National Association, in their capacities as the joint lead arrangers for the credit facility established hereunder.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributable Debt” means, in connection with any Sale and Leaseback Transaction, the present value (discounted in accordance with GAAP at the discount rate implied in the lease) of the obligations of the lessee for rental payments during the term of the lease.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Event” means, with respect to any Person, that such Person has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority so long as such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any agreements made by such Person.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Bookrunners” means JPMCB, Merrill Lynch, Pierce, Fenner & Smith Incorporated, HSBC Securities (USA) Inc. and Citizens Bank, N.A. in their capacities as the joint bookrunners for the credit facility established hereunder.

“Borrowing” means Loans of the same Class, Type and currency, made, converted or continued on the same date and, in the case of LIBOR Loans and EURIBOR Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” means (a) in the case of a Borrowing denominated in US Dollars, $5,000,000 and (b) in the case of a Borrowing denominated in Euro, €5,000,000.

“Borrowing Multiple” means (a) in the case of a Borrowing denominated in US Dollars, $1,000,000 and (b) in the case of a Borrowing denominated in Euro, €1,000,000.

“Borrowing Request” means a request by the Company for a Borrowing in accordance with Section 2.03.

“British Pounds Sterling” means the lawful currency of the United Kingdom.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided, that (a) when used in connection with a LIBOR Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in US Dollars in the London interbank market, (b) when used in connection with a EURIBOR Loan, the term “Business Day” shall also exclude any day on which the TARGET payment system is not open for the settlement of payments in Euro and (c) when used in connection with a Letter of Credit denominated in US Dollars or a Designated Foreign Currency, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in US Dollars or the applicable Designated Foreign Currency in the principal financial center in the applicable country of such currency.

“Change of Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of shares representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Company or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were not (i) directors of the Company on the date hereof or (ii) nominated, appointed or approved prior to their election, by the board of directors of the Company.

“Change in Law” means (a) the adoption of any law, rule, regulation or treaty after the date of this Agreement, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank or by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company with any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules guidelines or directives concerning capital adequacy and liquidity promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor similar authority) or the United States financial regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, whether enacted, adopted, promulgated or issued before or after the date of this Agreement.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Term Loans, Revolving Loans or loans of any new Class established pursuant to Section 2.09 and (b) any Commitment, refers to whether such Commitment is a Term Commitment, a Revolving Commitment or a commitment of any new Class established pursuant to Section 2.09.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means a Term Commitment or a Revolving Commitment.

“Company” has the meaning assigned to such term in the heading of this Agreement.

“Confidential Information Memorandum” means the Confidential Information Memorandum dated October, 2017, distributed to the Lenders, together with the appendices thereto.

“Consolidated Debt” means all Debt of the Company and the Subsidiaries, determined on a consolidated basis.

“Consolidated EBITDA” means, for any period, the consolidated net income (loss) of the Company and the Subsidiaries for such period plus, to the extent deducted in computing such consolidated net income for such period, the sum (without duplication) of (a) Consolidated Interest Expense, (b) consolidated income tax expense, (c) depreciation and amortization expense, (d) stock-based employee compensation expense related to any grant of stock options or restricted stock to the extent deducted from such consolidated net income for such period pursuant to Financial Accounting Standards Board Accounting Standards Codification No. 718 (Compensation – Stock Compensation) and (e) extraordinary or non-recurring non-cash expenses or losses, minus, to the extent added in computing such consolidated net income for such period, extraordinary gains, all determined on a consolidated basis.

“Consolidated Interest Expense” means, for any period, the interest expense of the Company and the consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, but excluding deferred financing fees.

“Consolidated Net Tangible Assets” means the total amount of assets that would be included on a consolidated balance sheet of the Company and the consolidated Subsidiaries (and which shall reflect the deduction of applicable reserves) after deducting therefrom all current liabilities of the Company and the consolidated Subsidiaries and all Intangible Assets.

“Consolidated Total Assets” means the total amount of assets that would be included on a consolidated balance sheet of the Company and the consolidated Subsidiaries.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Party” means the Administrative Agent, the Issuing Banks and each other Lender.

“Debt” means, with respect to any Person and without duplication, all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, all accrued or contingent obligations in respect of letters of credit, all capitalized lease obligations, all indebtedness of others secured by assets of the Company or a Subsidiary, all guarantees of Debt of others (but excluding guarantees issued for customer advance payments) and all obligations under Hedging Agreements. For the avoidance of doubt, “Debt” shall not include (i) pension liabilities under any employee pension benefit plan and (ii) tender bid bonds, customer performance guarantees and similar suretyship obligations issued in the ordinary course of business that are not letters of credit and which, in each case, do not constitute a guarantee of any Debt of others.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Revolving Lender that (a) has failed, within two Business Days of the date required to be funded or paid, (i) to fund any portion of its Loans, (ii) to fund any portion of its participations in Letters of Credit or (iii) to pay to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied, (b) has notified the Company or any Credit Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good-faith determination that a condition precedent (specifically identified in such writing, including, if applicable, by reference to a specific Default) to funding a Loan cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party made in good faith to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance reasonably satisfactory to it and the Administrative Agent, (d) has (i) become the subject of a Bankruptcy Event or a Bail-In Action, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (e) has a direct or indirect parent company that has (i) become the subject of a Bankruptcy Event or a Bail-In Action, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that (A) a Revolving Lender shall not be a Defaulting Lender under clause (e) above unless (1) such Lender shall have been requested, and shall have failed for five Business Days after such request, to provide cash collateral or make other arrangements satisfactory to the Company, the Administrative Agent or the Issuing Banks to ensure the performance of its obligations hereunder and (2) any one or more of the Company, the Administrative Agent or any Issuing Bank shall have notified the others and such Lender that such Lender is a Defaulting Lender and (B) a Revolving Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Revolving Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Designated Foreign Currency” means Euro, British Pounds Sterling, Japanese Yen or any other currency (other than US Dollars) approved in writing by each Issuing Bank and the Administrative Agent, so long as such other currency is freely traded and convertible into US Dollars in the London or other offshore interbank market for such currency and a US Dollar Equivalent thereof can be calculated.

“Documentation Agents” means The Bank of Tokyo-Mitsubishi UFJ, Ltd., Barclays Bank PLC, DNB Bank ASA, New York Branch, TD Bank, N.A. and U.S. Bank National Association, in their capacities as the documentation agents with respect to the credit facility established hereto.

“Domestic Subsidiary” means any Subsidiary that is incorporated under the laws of the United States or its territories or possessions.

“EEA Financial Institution” means (a) any credit or financial institution established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition or (c) any institution established in an EEA Member Country that is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means (a) any member state of the European Union, (b) Iceland, (c) Liechtenstein and (d) Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Electronic Signature” means an electronic sound, symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states.

“Environmental Laws” means all federal, state, local and foreign laws, rules and regulations relating to the release, emission, disposal, storage and related handling of waste materials, pollutants and hazardous substances.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived), (b) any failure by any Plan to satisfy the minimum funding standards defined in Section 412 of the Code or Section 302 of ERISA, whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by the Company or any member of an ERISA Group of any liability under Title IV of ERISA with respect to the termination of any Plan, (e) the receipt by the Company or any member of the ERISA Group from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (f) the incurrence by the Company or any member of the ERISA Group of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan or (g) the receipt by the Company or any member of the ERISA Group of any notice, or the receipt by any Multiemployer Plan from the Company or any member of the ERISA Group of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“ERISA Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company, are treated as a single employer under Section 414 of the Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EURIBO Rate” means, with respect to any EURIBOR Borrowing for any Interest Period, the applicable Screen Rate as of the Specified Time on the Quotation Day.

“EURIBOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the EURIBO Rate.

“Euro” or “€” means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Rate” means, on any day, for purposes of determining the US Dollar Equivalent of any Designated Foreign Currency, the rate at which such Designated Foreign Currency may be exchanged into US Dollars on such day determined by using the rate of exchange for the purchase of the US Dollars with such Designated Foreign Currency in the London foreign exchange market at or about 11:00 a.m. London time on such day as displayed by ICE Data Services as the “ask price”, or as displayed on such other information service which publishes that rate of exchange from time to time in place of ICE Data Services (or if such service ceases to be available, the equivalent of such amount in US Dollars determined in such manner as the Company and the Administrative Agent shall agree or, in the absence of such agreement, by the Administrative Agent using any method of determination it deems appropriate in its discretion).

“Excluded Subsidiary” means at any time (a) any Foreign Subsidiary, (b) any subsidiary of a Foreign Subsidiary, (c) any Domestic Subsidiary that is a disregarded entity for United States Federal income tax purposes substantially all of the assets of which consist of equity interests in one or more Foreign Subsidiaries, (d) any Subsidiary that is prohibited or restricted by applicable law from providing a guarantee of the Obligations or if such guarantee would require governmental (including regulatory) consent, approval, license or authorization, (e) any special purpose securitization vehicle (or similar entity), (f) any Subsidiary that is a not-for-profit organization, (g) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Company), the cost or other consequences (including any adverse tax consequences) of providing the Subsidiary Guarantee Agreement shall be excessive in view of the benefits to be obtained by the Lenders therefrom and (h) any other Subsidiaries acquired or organized after the Effective Date that, together with their own subsidiaries on a combined consolidated basis, shall not, individually or in the aggregate for all such Subsidiaries under this clause (h), have accounted for more than 5% of Consolidated Total Assets or more than 5% of the consolidated total revenues of the Company and the Subsidiaries at the end of, or for the period of four fiscal quarters ended with, the most recent fiscal quarter of the Company for which financial statements shall have been delivered pursuant to Section 5.06(a) or (b) (or, prior to the delivery of any such financial statements, at the end of or for the period of four fiscal quarters ended September 30, 2017).

“Excluded Taxes” means, with respect to any Lender or Issuing Bank, (a) income taxes imposed on (or measured by) its net income and franchise taxes imposed in lieu of net income taxes, in each case imposed by the United States of America (or any political subdivision thereof), or by the jurisdiction (or any political subdivision thereof) under which such recipient is organized or in which its principal office or any lending office from which it makes Loans or issues Letters of Credit hereunder is located, or by reason of any present or former connection between such Lender or Issuing Bank, as the case may be, and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Lender or Issuing Bank, as the case may be, having executed, delivered, become a party to or performed its obligations or received a payment under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan Document), (b) any branch profit taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above, (c) any withholding tax that is imposed by the United States of America (or any political subdivision thereof) on payments by the Company from an office within such jurisdiction to the extent such tax is in effect and would apply as of the date such Lender becomes a party to this Agreement or relates to payments received by a new lending office designated by such Lender and is in effect and would apply at the time such lending office is designated, (d) any withholding tax that is attributable to such Lender’s failure to timely comply with Section 2.16(f) or (e) any taxes imposed under FATCA, except, in the case of clause (c) above, to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Company with respect to such withholding tax pursuant to Section 2.16(a).

“Existing Credit Agreement” means the Credit Agreement dated as of June 25, 2013, and amended as of April 23, 2015, among the Company, the lenders from time to time party thereto and JPMCB, as administrative agent.

“Existing Letters of Credit” means the outstanding letters of credit set forth on Schedule 2.04.

“Exposure” means, with respect to any Lender, such Lender’s Term Loan Exposure and Revolving Exposure.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any applicable intergovernmental agreements between a non-U.S. jurisdiction and the United States with respect thereto and any law, regulation, or other official guidance enacted in a non-U.S. jurisdiction relating to such an intergovernmental agreement, and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that if such rate shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.

“Foreign Subsidiary” means any Subsidiary that is not incorporated under the laws of the United States or its territories or possessions.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee Requirement” means, at any time, that the Subsidiary Guarantee Agreement (or a supplement referred to in Section 16 thereof) shall have been executed by each Subsidiary (other than any Excluded Subsidiary) existing at such time, shall have been delivered to the Administrative Agent and shall be in full force and effect; provided, however, that in the case of a Subsidiary that becomes subject to the Guarantee Requirement after the Effective Date, the Guarantee Requirement shall be satisfied with respect to such Subsidiary if a supplement to the Subsidiary Guarantee Agreement is executed by such Subsidiary, delivered to the Administrative Agent and in full force and effect no later than (a) 30 days after the date on which such Subsidiary becomes subject to the Guarantee Requirement or (b) such other date as the Administrative Agent may reasonably determine, but in any case no later than 60 days after the date on which such Subsidiary becomes subject to the Guarantee Requirement.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement or other interest or currency exchange rate hedging arrangement. The “principal amount” of the obligations of any Person in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedging Agreement were terminated at such time.

“Incremental Commitment” means an Incremental Revolving Commitment or an Incremental Term Commitment.

“Incremental Commitment Agreement” means an incremental commitment agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Company, the Administrative Agent and one or more Incremental Lenders, establishing Incremental Term Commitments or Incremental Revolving Commitments and effecting such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.09.

“Incremental Lender” means an Incremental Revolving Lender or an Incremental Term Lender.

“Incremental Revolving Commitment” means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant to an Incremental Commitment Agreement and Section 2.09, to make Revolving Loans pursuant to Section 2.01(b) and acquire participations in Letters of Credit pursuant to Section 2.04(d), expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Exposure under such Incremental Commitment Agreement.

“Incremental Revolving Commitment Effective Date” has the meaning assigned to such term in Section 2.09(c).

“Incremental Revolving Lender” means a Lender with an Incremental Revolving Commitment.

“Incremental Term Commitment” means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant to an Incremental Commitment Agreement and Section 2.09, to make Incremental Term Loans, expressed as an amount representing the maximum aggregate amount of Incremental Term Loans to be made by such Lender.

“Incremental Term Lender” means a Lender with an Incremental Term Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan” means a Loan made by an Incremental Term Lender to the Company pursuant to Section 2.09.

“Indemnified Taxes” means Taxes other than (a) Excluded Taxes and (b) Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information” has the meaning assigned to such term in Section 9.12.

“Initial Loans” has the meaning assigned to such term in Section 2.09(c).

“Intangible Assets” means all assets of the Company and the consolidated Subsidiaries that would be treated as intangibles in conformity with GAAP on a consolidated balance sheet of the Company and the consolidated Subsidiaries.

“Interest Coverage Ratio” means, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Interest Election Request” means a request by the Company to convert or continue a Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any LIBOR Loan or EURIBOR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a LIBOR Borrowing or EURIBOR Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any LIBOR Borrowing or EURIBOR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or, if available from each applicable Lender, 12 months thereafter), as the Company may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made, and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Screen Rate” means, with respect to any LIBOR Loan or any EURIBOR Loan, in each case for any Interest Period, a rate per annum which results from interpolating on a linear basis between: (a) the applicable Screen Rate for the longest maturity for which a Screen Rate is available that is shorter than such Interest Period and (b) the applicable Screen Rate for the shortest maturity for which a Screen Rate is available that is longer than such Interest Period, in each case as of the Specified Time on the Quotation Day.

“Issuing Bank” means each of JPMCB, Bank of America, N.A., HSBC Bank, USA, National Association and Citizens Bank, N.A., and any other Lenders (or any Affiliates of Lenders) that shall have become Issuing Banks hereunder as provided in Section 2.04(i) (other than any Person that shall have ceased to be an Issuing Bank as provided in Section 2.04(i)), each in its capacity as the issuer of Letters of Credit hereunder. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Japanese Yen” means the lawful currency of Japan.

“JPMCB” means JPMorgan Chase Bank, N.A. and its successors.

“Judgment Currency” has the meaning assigned to such term in Section 9.13(b).

“LC Commitment” means (a) in the case of each Issuing Bank that is a party hereto in such capacity as of the Effective Date, US$12,500,000 and (b) in the case of any other Issuing Bank, such amount as such Issuing Bank and the Company may agree.

“LC Disbursement” means a payment made by an Issuing Bank in respect of a Letter of Credit.

“LC Exposure” means at any time the sum of (a) the aggregate US Dollar Equivalents of the undrawn amounts of all outstanding Letters of Credit at such time and (b) the aggregate US Dollar Equivalents of the amounts of all LC Disbursements that have not yet been reimbursed by or on behalf of the Company or the applicable Subsidiary at such time. The LC Exposure of any Revolving Lender at any time shall be such Revolving Lender’s Applicable Percentage of the aggregate LC Exposure.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or as provided in Section 2.09, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means an Existing Letter of Credit and any letter of credit issued pursuant to this Agreement on behalf of Lenders holding Revolving Commitments.

“Leverage Ratio” means, at any time, the ratio of (a) Consolidated Debt at such time to (b) Consolidated EBITDA for the most recent period of four consecutive fiscal quarters of the Company ended at or prior to such time; provided, that in the event any Material Acquisition shall have been completed during such period of four consecutive fiscal quarters, the Leverage Ratio shall be computed giving pro forma effect to such Material Acquisition (and to any related incurrence or repayment of Debt) as if it had been completed at the beginning of such period.

“Leverage Ratio Increase Election” has the meaning assigned to such term in Section 6.07.

“Leverage Ratio Increase Period” has the meaning assigned to such term in Section 6.07.

“LIBO Rate” means, with respect to any LIBOR Borrowing for any Interest Period, the applicable Screen Rate as of the Specified Time on the Quotation Day.

“LIBOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset.

“Loan Documents” means this Agreement, the Subsidiary Guarantee Agreement, each Incremental Commitment Agreement, each promissory note delivered pursuant to this Agreement and each Loan Modification Agreement.

“Loan Modification Agreement” means a Loan Modification Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Company, the Administrative Agent and one or more Accepting Lenders, effecting one or more Permitted Amendments and such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.20.

“Loan Modification Offer” has the meaning set forth in Section 2.20(a).

“Loan Parties” means the Company and the Subsidiary Guarantors.

“Loans” means the loans made by the Lenders to the Company pursuant to this Agreement.

“Local Time” means (a) with respect to a Loan or Borrowing denominated in US Dollars or any Letter of Credit, New York City time and (b) with respect to a Loan or Borrowing denominated in Euro or any other Designated Foreign Currency, London time.

“Margin Stock” has the meaning assigned to such term in Regulation U issued by the Board.

“Material Acquisition” means (a) the acquisition by the Company or a Subsidiary of assets of or an interest in another Person or (b) the merger or consolidation of the Company with another corporation; provided that, in each case, the aggregate consideration therefor involves cash in the amount of $400,000,000 or more.

“Material Adverse Effect” means (a) a material adverse effect on the business, assets, operations or financial condition of the Company and the Subsidiaries, taken as a whole or (b) a material adverse effect on the validity or enforceability of any one or more provisions of any of the Loan Documents that, taken as a whole, are material.

“Material Debt” means Consolidated Debt in an aggregate principal amount of $30,000,000 or more.

“Material Subsidiary” means each Subsidiary of the Company, other than Subsidiaries designated by the Company from time to time that in the aggregate do not account for more than 15% of the consolidated revenues of the Company and its Subsidiaries for the period of four fiscal quarters most recently ended or more than 15% of the consolidated assets of the Company and its Subsidiaries at the end of such period.

“Maturity Date” means November 30, 2022.

“MNPI” means material information concerning the Company and the Subsidiaries and their securities that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Securities Act of 1933 and the Securities Exchange Act of 1934.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Non-Defaulting Lender” means, at any time, any Revolving Lender that is not a Defaulting Lender at such time.

“Non-US Lender” means a Lender that is not a US Person.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, on the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” shall mean the rate for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it in a manner consistent with prevailing market practice for syndicated loans; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means the due and punctual payment of (a) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to the Company, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (b) each payment required to be made by the Company under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral and (c) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Loan Parties under this Agreement and the other Loan Documents.

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except such taxes, charges or levies incurred by reason of a voluntary sale or assignment (other than an assignment made pursuant to Section 2.18(b)) of an interest in a Loan Document not effected following the occurrence and during the continuance of an Event of Default.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by US-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Participant” has the meaning assigned to such term in Section 9.04(e).

“Participant Register” has the meaning assigned to such term in Section 9.04(e).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Amendment” means an amendment to this Agreement and the other Loan Documents, effected in connection with a Loan Modification Offer pursuant to Section 2.20, providing for an extension of the Maturity Date applicable to the Loans and/or Commitments of the Accepting Lenders and, in connection therewith, (a) an adjustment to the Applicable Rate with respect to the Loans and/or Commitments of the Accepting Lenders and/or (b) an adjustment to the fees payable to, or the inclusion of new fees to be payable to, the Accepting Lenders.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum standards under Section 412 of the Internal Revenue Code and is either (a) maintained by a member of the ERISA Group for employees of a member of the ERISA Group or (b) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Platform” has the meaning set forth in Section 9.17(b).

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Private Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that are not Public Side Lender Representatives.

“Public Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that do not wish to receive MNPI.

“Quotation Day” means, in respect of (a) the determination of the LIBO Rate for any Interest Period, the day that is two Business Days prior to the first day of such Interest Period and (b) the determination of the EURIBO Rate for any Interest Period, the day which is two Target Operating Days prior to the first day of such Interest Period; in each case unless market practice changes for loans in the applicable currency priced by reference to rates quoted in the Relevant Interbank Market, in which case the Quotation Day for such currency shall be determined by the Administrative Agent (in consultation with the Company) in accordance with market practice for such loans priced by reference to rates quoted in the relevant interbank market (and if quotations would normally be given by leading banks for such loans priced by reference to rates quoted in the relevant interbank market on more than one day, the Quotation Day shall be the last of those days).

“Register” has the meaning set forth in Section 9.04(c).

“Reimbursement Obligation” has the meaning set forth in Section 9.02(b).

“Related Fund” means, with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, members, partners, trustees, employees, trustees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Interbank Market” means (a) with respect to US Dollars, the London interbank market and (b) with respect to Euro, the European interbank market.

“Required Lenders” means, at any time, Lenders having aggregate Term Loans, Revolving Exposures and unused Commitments representing more than 50% of the sum of the total Term Loans, Revolving Exposures and unused Commitments at such time.

“Responsible Officer” of any Person, means the chief executive officer, the chief financial officer, the principal accounting officer, the treasurer or the controller of such Person, and any other officer of such Person with responsibility for the administration of the obligations of such Person under this Agreement.

“Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Borrowing” means a Borrowing comprised of Revolving Loans.

“Revolving Commitment” means, with respect to each Revolving Lender, the commitment of such Revolving Lender to make Revolving Loans pursuant to Section 2.01(b) and acquire participations in Letters of Credit pursuant to Section 2.04(d), expressed as an amount representing the maximum aggregate amount of such Revolving Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) increased pursuant to Section 2.09 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Revolving Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or the Incremental Commitment Agreement pursuant to which such Revolving Lender shall have assumed its Revolving Commitment, as applicable. The aggregate amount of the Revolving Commitments on the date hereof is $1,500,000,000.

“Revolving Exposure” means, with respect to any Revolving Lender at any time, the sum at such time, without duplication, of (a) such Revolving Lender’s Applicable Percentage of the sum of the US Dollar Equivalents of the principal amounts of the outstanding Revolving Loans and (b) the aggregate amount of such Revolving Lender’s LC Exposure.

“Revolving Lender” means a Lender with a Revolving Commitment or Revolving Exposure.

“Revolving Loan” means a Loan made by a Lender pursuant to Section 2.01(b). Each Revolving Loan shall be shall be denominated in US Dollars or Euro and shall be a LIBOR Loan, a EURIBOR Loan or an ABR Loan.

“Sale and Leaseback Transaction” means any arrangement whereby the Company or a Subsidiary, directly or indirectly, shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of Sanctions that are applicable to transactions with such country or Persons operating, organized or resident therein generally, and not merely to transactions with specifically designated Persons or industries therein (at the date of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union or Her Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized, located or resident in a Sanctioned Country or (c) any Person known to the Company to be controlled by any Person or Persons described in the foregoing clauses (a) and (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the European Union or Her Majesty’s Treasury of the United Kingdom.

“Screen Rate” means (a) in respect of the LIBO Rate for any Interest Period, a rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in the applicable currency with a term equivalent to such Interest Period as displayed on the Reuters screen page that displays such rate (currently Reuters Screen Page LIBOR01 or LIBOR02) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) and (b) in respect of the EURIBO Rate for any Interest Period, the rate per annum determined by the Banking Federation of the European Union for such Interest Period as set forth on the Reuters screen page that displays such rate (currently EURIBOR01) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion). If no Screen Rate shall be available for a particular Interest Period but Screen Rates shall be available for maturities both longer and shorter than such Interest Period, then the Screen Rate for such Interest Period shall be the Interpolated Screen Rate. Notwithstanding the foregoing, if the Screen Rate, determined as provided above, would be less than zero, the Screen Rate shall for all purposes of this Agreement be zero.

“Specified Time” means (a) with respect to the LIBO Rate, 11:00 a.m., London time and (b) with respect to the EURIBO Rate, 11:00 a.m., Frankfurt time.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal to which the Administrative Agent is subject, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors of the Federal Reserve System of the United States of America). Such reserve percentages include, but are not limited to, those imposed pursuant to such Regulation D. LIBOR Loans shall be deemed to constitute LIBOR funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsequent Borrowings” has the meaning assigned to such term in Section 2.09(c).

“subsidiary” means, with respect to any Person, any entity with respect to which such Person alone owns, such Person or one or more of its subsidiaries together own, or such Person and any Person Controlling such Person together own, in each case directly or indirectly, capital stock or other equity interests having ordinary voting power to elect a majority of the members of the board of directors of such corporation or other entity or having a majority interest in the capital or profits of such corporation or other entity.

“Subsidiary” means any subsidiary of the Company.

“Subsidiary Guarantee Agreement” means a Subsidiary Guarantee Agreement substantially in the form of Exhibit B, and all supplements thereto made by the Subsidiary Guarantors in favor of the Administrative Agent for the benefit of the Lenders.

“Subsidiary Guarantors” means each Person listed on Schedule 1.01 and each other Person that becomes party to a Subsidiary Guarantee Agreement as a Subsidiary Guarantor, and the permitted successors and assigns of each such Person.

“Syndication Agents” means JPMCB, Bank of America, N.A., HSBC Bank USA, National Association and Citizens Bank, N.A., in their capacities as the syndication agents with respect to the credit facility established hereby.

“TARGET” means the Trans-European Automated Real Time Gross Settlement Express Transfer (TARGET) payment system.

“Target Operating Day” means any day on which banks in London are open for general banking business and is not (a) a Saturday or Sunday, (b) Christmas Day or New Year’s Day or (c) any other day on which the TARGET is not operating (as determined by the Administrative Agent).

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” means a Borrowing comprised of Term Loans.

“Term Commitment” means, with respect to each Term Lender, the commitment of such Term Lender to make Term Loans pursuant to Section 2.01(a), as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Term Lender’s Term Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Term Lender shall have assumed its Term Commitment, as applicable. The aggregate amount of the Term Commitments on the date hereof is $300,000,000.

“Term Lender” means a Lender with a Term Commitment.

“Term Loan” means a Loan made by a Term Lender pursuant to Section 2.01(a).

“Term Loan Exposure” means, with respect to any Term Lender at any time, the principal amount of such Lender’s outstanding Term Loans.

“Transactions” means the execution, delivery and performance by the Loan Parties of the Loan Documents, the borrowing of Loans, the issuance of Letters of Credit hereunder and the use of the proceeds of such Loans and such Letters of Credit.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the EURIBO Rate or the Alternate Base Rate.

“Unfunded Liabilities” means, (a) in the case of a single-employer Plan which is covered by Title IV of ERISA, the amount, if any, by which the present value of all accumulated benefit obligations accrued to the date of determination under such Plan exceeds the fair market value of all assets of such Plan allocable to such benefits as of such date calculated in accordance with GAAP and based on the assumptions used for financial reporting purposes under applicable accounting and reporting standards and (b) in the case of a Multiemployer Plan, the Withdrawal Liability of the Company and the Subsidiaries calculated as set forth in Title IV of ERISA.

“USA PATRIOT Act” means the USA PATRIOT Improvement and Reauthorization Act, Title III of Pub. L. 109-177 (signed into law March 9, 2009).

“US Corporation” means a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia.

“US Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in US Dollars, such amount and (b) with respect to any amount in any Designated Foreign Currency, the equivalent in US Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.05 using the Exchange Rate with respect to such Designated Foreign Currency at the time in effect under the provisions of such Section.

“US Dollars” or “$” means the lawful money of the United States of America.

“US Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “LIBOR Loan”) or by Class and Type (e.g., a “LIBOR Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “LIBOR Borrowing”) or by Class and Type (e.g., a “LIBOR Revolving Borrowing”).

Section 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, law, instrument or other document herein shall be construed as referring to such agreement, law, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder” and words of similar import shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP as in effect from time to time; provided that if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then the parties hereto shall negotiate in good faith to amend this Agreement to eliminate the effect of such change on the operation of such provision and until such provision shall have been amended or such notice withdrawn, such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, (A) without giving effect to (x) any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Accounting Standards Codification having a similar result or effect) (and related interpretations) to value any Debt at “fair value”, as defined therein, or (y) any other accounting principle that results in any Debt being reflected on a balance sheet at an amount less than the stated principal amount thereof (or, in the case of Debt issued at a discount (other than an underwriting discount) to stated principal amount, the issue price thereof plus accreted discount), (B) without giving effect to any treatment of Debt in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) (and related interpretations) to value any such Debt in a reduced or bifurcated manner as described therein, and such Debt shall at all times be valued at the full stated principal amount thereof, and (C) without giving effect to any change in accounting for leases pursuant to GAAP resulting from the implementation of Financial Accounting Standards Board ASU No. 2016-02, Leases (Topic 842), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015.

Section 1.05. Exchange Rates. The Administrative Agent shall determine the US Dollar Equivalent of any Borrowing denominated in a currency other than US Dollars as of the date of the commencement of the initial Interest Period therefor and as of the date of the commencement of each subsequent Interest Period therefor, in each case using the Exchange Rate for such currency in relation to US Dollars in effect on the date that is three Business Days prior to the date on which the applicable Interest Period shall commence, and each such amount shall, except as provided in the last two sentences of this Section, be the US Dollar Equivalent of such Borrowing until the next required calculation thereof pursuant to this sentence. The Administrative Agent shall determine the US Dollar Equivalent of any Letter of Credit denominated in a currency other than US Dollars as of the date such Letter of Credit is issued, amended to increase its face amount, extended or renewed and as of the last Business Day of each subsequent calendar quarter, in each case using the Exchange Rate for such currency in relation to US Dollars in effect on the date that is three Business Days prior to the date on which such Letter of Credit is issued, amended to increase its face amount, extended or renewed and as of the last Business Day of such subsequent calendar quarter, as the case may be, and each such amount shall, except as provided in the last two sentences of this Section, be the US Dollar Equivalent of such Letter of Credit until the next required calculation thereof pursuant to this sentence. Notwithstanding the foregoing, for purposes of any determination under Article V, Article VI (other than Sections 6.07 and 6.08) or any determination under any other provision of this Agreement expressly requiring the use of a current exchange rate, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than US Dollars shall be translated into US Dollars at currency exchange rates in effect on the date of such determination. For purposes of Sections 6.07 and 6.08, amounts in currencies other than US Dollars shall be translated into US Dollars at the currency exchange rates used in preparing the Company’s annual and quarterly financial statements.

ARTICLE II

The Credits

Section 2.01. Commitments. (a) Subject to the terms and conditions set forth herein, each Term Lender agrees to make a Term Loan to the Company in US Dollars on the Effective Date in a principal amount equal to its Term Commitment. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

(b) Subject to the terms and conditions set forth herein, each Revolving Lender agrees to make Revolving Loans to the Company from time to time during the Revolving Availability Period in US Dollars or Euro in an aggregate principal amount at any time outstanding that will not result in (i) the Revolving Exposure of any Lender exceeding its Revolving Commitment or (ii) the Aggregate Revolving Exposure exceeding the aggregate amount of the Revolving Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Company may borrow, prepay and reborrow Revolving Loans.

Section 2.02. Loans and Borrowings. (a) Each Term Loan shall be made as part of a Borrowing consisting of Term Loans of the same Type made by the Term Lenders ratably in accordance with their respective Term Commitments. Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans of the same Type made by the Revolving Lenders ratably in accordance with their respective Revolving Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required hereunder.

(b) Subject to Section 2.13, (i) each Term Borrowing shall be comprised entirely of LIBOR Loans or ABR Loans as the Company may request in accordance herewith and (ii) each Revolving Borrowing shall be comprised entirely of (A) in the case of Loans denominated in US Dollars, LIBOR Loans or ABR Loans as the Company may request in accordance herewith, and (B) in the case of Loans denominated in Euro, EURIBOR Loans. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.13, 2.14, 2.15 and 2.16 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the Company to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Borrowing, such Borrowing shall be in an aggregate amount that is at least equal to the Borrowing Minimum and an integral multiple of the Borrowing Multiple; provided that an ABR

Revolving Borrowing may be made in an aggregate amount that is equal to the aggregate available Revolving Commitments. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 12 LIBOR and EURIBOR Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Company shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03. Notice of Borrowings. To request a Borrowing, the Company shall notify the Administrative Agent of such request in writing, by facsimile or other electronic communication, or, except in the case of a Borrowing denominated in Euro, by telephone (a) in the case of a LIBOR Borrowing or a EURIBOR Borrowing, not later than 12:00 noon, Local Time, three Business Days before the date of the proposed Borrowing and (b) in the case of an ABR Borrowing, not later than 1:00 p.m., Local Time, on the Business Day of the proposed Borrowing. Each such Borrowing Request shall be irrevocable, and, in the case of a telephonic request, shall be confirmed promptly by hand delivery, facsimile or other electronic communication to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Company. Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) whether the requested Borrowing is to be a Term Borrowing or Revolving Borrowing;

(ii) the currency and aggregate principal amount of the requested Borrowing;

(iii) the date of the requested Borrowing, which shall be a Business Day;

(iv) the Type of the requested Borrowing;

(v) in the case of a LIBOR Borrowing or EURIBOR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) the location and number of the Company’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no currency is specified with respect to any requested Revolving Borrowing, then the Company shall be deemed to have selected US Dollars. If no election as to the Type of a Borrowing denominated in US Dollars is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested LIBOR Borrowing or EURIBOR Borrowing, then the Company shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender that will make a Loan as part of the requested Borrowing of the details thereof and of the amount of the Loan to be made by such Lender as part of the requested Borrowing.

Section 2.04. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Company may request the issuance (or the amendment, renewal or extension) of Letters of Credit denominated in US Dollars or any Designated Foreign Currency, in any case in a form and on terms reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Revolving Availability Period. In the event of any inconsistency between this Agreement and any form of letter of credit application or other agreement submitted by the Company to, or entered into by the Company with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. A Letter of Credit issued by an Issuing Bank will only be of a type approved for issuance hereunder by such Issuing Bank. The Existing Letters of Credit will, for all purposes of this Agreement, be deemed to have been issued hereunder on the Effective Date and will, for all purposes of this Agreement, constitute Letters of Credit.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Company shall deliver by hand or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to an Issuing Bank and the Administrative Agent (at least four Business Days prior to the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the currency and amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to enable the Issuing Bank to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Company also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Company shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure will not exceed $50,000,000, (ii) the portion of the LC Exposure attributable to Letters of Credit issued by any Issuing Bank will not exceed the LC Commitment of such Issuing Bank, (iii) the Revolving Exposure of any Lender will not exceed its Revolving Commitment and (iv) the Aggregate Revolving Exposure will not exceed the aggregate amount of the Revolving Commitments.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided, that any Letter of Credit with a one-year tenor may provide for renewal thereof under procedures satisfactory to the applicable Issuing Bank for additional one-year periods (which shall in no event extend beyond the date referred to in clause (ii) above).

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Lenders, the applicable Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, in US Dollars such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Company on the date due as provided in paragraph (e) of this Section or of any reimbursement payment required to be refunded to the Company for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit, the occurrence and continuance of a Default, the reduction or termination of the Revolving Commitments or any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Section 3.14 of ISP 98 or any successor publication of the International Chamber of Commerce) permits a drawing to be made under such Letter of Credit after the expiration thereof or of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender further acknowledges and agrees that, in issuing, amending, renewing or extending any Letter of Credit, the applicable Issuing Bank shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of the Company deemed made pursuant to Section 2.04(b) or 4.02.

(e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Company shall reimburse such LC Disbursement by paying to the Issuing Bank in the currency of such LC Disbursement an amount equal to such LC Disbursement, not later than 1:00 p.m., New York City time, on the date that such LC Disbursement is made, if the Company shall have received notice of such LC Disbursement prior to 11:00 a.m., New York City time, on such date, or, if such notice has not been received by the Company prior to such time on such date, then not later than 1:00 p.m., New York City time, on (A) the Business Day that the Company receives such notice, if such notice is received prior to 11:00 a.m., New York City time, on the day of receipt or (B) the Business Day immediately following the day that the Company receives such notice, if such notice is not received prior to such time on the day of receipt. If the Company fails to make such payment when due then, upon notice from the Issuing Bank to the Company and the Administrative Agent, (i) if the applicable Letter of Credit is denominated in a Designated Foreign Currency, the Company’s obligation to reimburse such LC Disbursement shall be converted into an obligation in US Dollars in such amount as the Administrative Agent shall determine would be required, based on current exchange rates, to enable it to purchase an amount of such Designated Foreign

Currency equal to the amount of such LC Disbursement and (ii) the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Company in respect thereof and such Revolving Lender’s Applicable Percentage, thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent in US Dollars its Applicable Percentage of the payment then due from the Company in the same manner as provided in Section 2.05 with respect to Loans made by such Revolving Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Company pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Revolving Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement shall not constitute a Loan and shall not relieve the Company of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Company’s obligations to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement or any other Loan Document, or any term or provision herein or therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Section 3.14 of ISP 98 or any successor publication of the International Chamber of Commerce) permits a drawing to be made under such Letter of Credit after the stated expiration date thereof or of the applicable Commitments or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Company’s obligations hereunder. None of the Administrative Agent, the Revolving Lenders or any Issuing Bank, or any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse an Issuing Bank from liability to the Company to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Company to the extent permitted by applicable law)

suffered by the Company that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as determined by a court of competent jurisdiction in a final and non-appealable judgment), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. An Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Company by telephone (confirmed by facsimile or other electronic communication) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Company of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Company shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Company reimburses such LC Disbursement, at (i) in the case of an LC Disbursement denominated in US Dollars (including any LC Disbursement denominated in any Designated Foreign Currency that has been converted into an obligation in US Dollars as provided in paragraph (e) of this Section), the rate per annum then applicable to ABR Revolving Loans and (ii) in the case of an LC Disbursement denominated in any Designated Foreign Currency prior to such conversion into an obligation in US Dollars, the rate determined by the Issuing Bank to represent its cost of funds plus the Applicable Rate at the time in effect for LIBOR Borrowings or EURIBOR Borrowings; provided that, at all times after the Company fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, Section 2.12(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment, and shall be payable on demand or, if no demand has been made, on the date on which the Company reimburses the applicable LC Disbursement in full.

(i) Replacement of Issuing Banks. An Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to include such successor and any previous Issuing Bank, or such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If the Revolving Commitments shall be terminated, then on the Business Day that the Company receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposures representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Company shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand presentment, protest or other notice of any kind, all of which are expressly waived by the Company, upon the occurrence of any Event of Default with respect to the Company described in clause (g) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Company under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Company’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposures representing greater than 50% of the total LC Exposure) be applied to satisfy other obligations of the Company under this Agreement. If the Company is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to it within three Business Days after all Events of Default have been cured or waived.

(k) Issuing Bank Reports. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall report in writing to the Administrative Agent (i) on or prior to each Business Day on which such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the face amounts and currencies of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the aggregate amount thereof shall have changed), it being understood that such Issuing Bank shall not effect any issuance, renewal, extension or amendment resulting in an increase in the aggregate amount of the Letters of Credit issued by it without first obtaining written confirmation from the Administrative Agent that such increase is then permitted under this Agreement, (ii) on each Business Day on which such Issuing Bank pays any draft drawn under a Letter of Credit, the amount paid by it, (iii) on any Business Day on which the Company fails to reimburse any LC Disbursement owed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement and (iv) on any Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

Section 2.05. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in the applicable currency by 11:00 a.m., Local Time (or, in the case of an ABR Loan, such later time as shall be at least two hours after the applicable Borrowing Request shall have been delivered), to the account most recently designated by the Administrative Agent for such purpose for Loans of such Class and currency by notice to the applicable Lenders. The Administrative Agent will make such Loans available to the Company by promptly crediting the amounts so received, in like funds, to an account of the Company (i) in New York City or Boston, in the case of Loans denominated in US Dollars and (ii) in London, in the case of Loans denominated in Euro; provided that Revolving Loans made to finance the reimbursement of an LC Disbursement shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Company a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Company severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Company to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount or (ii) in the case of the Company, the interest rate applicable to the subject Loan. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing and the Administrative Agent shall return to the Company any amount (including interest) paid by the Company to the Administrative Agent pursuant to this paragraph.

Section 2.06. Repayment of Borrowings; Evidence of Debt. (a) The Company hereby unconditionally promises to pay to the Administrative Agent for the accounts of the applicable Lenders the then unpaid principal amount of each Revolving Borrowing and Term Loan of the Company on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Company to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Type and currency thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Company to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the accounts of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Company to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans of any Class made by it to the Company be evidenced by a promissory note, substantially in the form of Exhibit D hereto. In such event, the Company shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by each such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.07. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a LIBOR Borrowing or EURIBOR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or as otherwise provided in Section 2.03. Thereafter, the Company may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a LIBOR Borrowing or EURIBOR Borrowing, may elect Interest Periods therefor, all as provided in this Section and on terms consistent with the other provisions of this Agreement; provided that, for the avoidance of doubt, the Company may not convert a Borrowing denominated in US Dollars to a Borrowing denominated in Euro, or a Borrowing denominated in Euro to a Borrowing denominated in US Dollars. The Company may elect different options with respect to different portions of an affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Revolving Borrowing.

(b) To make an election pursuant to this Section, the Company shall notify the Administrative Agent of such election in writing, by facsimile or other electronic communication, or, except in the case of an election relating to a Borrowing denominated in Euro, by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Company were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and, in the case of a telephonic request, shall be confirmed promptly by hand delivery, facsimile or other electronic communication to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Company. Notwithstanding any contrary provision herein, this Section shall not be construed to permit the Company to (i) change the currency of any Borrowing, (ii) elect an Interest Period for LIBOR Loans or EURIBOR Loans that does not comply with Section 2.02(d) or (iii) convert any Borrowing to a Borrowing of a Type not available under the Class of Commitments pursuant to which such Borrowing was made or for the currency of such Borrowing.

(c) Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) the Type of the resulting Borrowing; and

(iv) if the resulting Borrowing is to be a LIBOR Borrowing or EURIBOR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a LIBOR Borrowing or EURIBOR Borrowing but does not specify an Interest Period, then the Company shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender holding a Loan to which such request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Company fails to deliver a timely Interest Election Request with respect to a LIBOR Borrowing or EURIBOR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, such Borrowing shall (i) in the case of a Borrowing denominated in US Dollars, be converted to an ABR Borrowing and (ii) in the case of a Revolving Borrowing denominated in Euro, become due and payable on the last day of such Interest Period.

Section 2.08. Termination and Reduction of Commitments. (a) The Term Commitment shall terminate upon the earlier of the borrowing of the Term Loans and 5:00 p.m., New York City time, on the Effective Date. Unless previously terminated, the Revolving Commitments shall terminate on the Maturity Date; provided that all Commitments shall terminate at 5:00 p.m., New York City time, on December 20, 2017, if the Effective Date shall not have occurred prior to such time.

(b) The Company may at any time terminate, or from time to time reduce, without premium or penalty, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum and (ii) the Company shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10, the aggregate Revolving Exposures would exceed the aggregate Revolving Commitments.

(c) The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments of any Class under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying the effective date of such election. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the applicable Lenders in accordance with their respective Commitments of such Class.

Section 2.09. Incremental Commitments. (a) The Company may on one or more occasions, by written notice to the Administrative Agent (which shall promptly deliver a copy to each of the Lenders), request that (i) Incremental Revolving Commitments and/or (ii) Incremental Term Commitments be established, in each case in an amount not less than $25,000,000; provided that the aggregate amount of all Incremental Commitments established hereunder during the term of this Agreement shall not exceed $200,000,000. Such notice shall set forth (i) the amount of the Incremental Revolving Commitments or the Incremental Term Commitments, as applicable, being requested and (ii) the date on which such Incremental Revolving Commitments or Incremental Term Commitments, as applicable, are requested to become effective (which shall be not fewer than 10 days or more than 30 days after the date of such notice or such other date as shall be mutually agreed by the Administrative Agent and the Company). Incremental Commitments may be provided by any Lender or by one or more banks or other financial institutions identified by the Company; provided that (A) any Lender approached to provide any Incremental Revolving Commitment or Incremental Term Commitment may elect or decline, in its sole discretion, to provide such Incremental Revolving Commitment or Incremental Term Commitment and (B) any Person that the Company proposes to become an Incremental Lender, if such Person is not already a Lender hereunder, shall be subject to the approval of the Administrative Agent and, in the case of any proposed Incremental Revolving Lender, each Issuing Bank (which approval shall not be unreasonably withheld). The Company and each Incremental Lender shall execute and deliver an Incremental Commitment Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Commitment of such Incremental Lender and/or its status as a Lender hereunder.

(b) The terms and conditions of any Incremental Revolving Commitment and loans and other extensions of credit to be made thereunder shall be identical to those of the Revolving Commitments and the Revolving Loans and other extensions of credit made thereunder, and shall be treated as a single Class with such Revolving Commitments and Revolving Loans. The terms and conditions of any Incremental Term Commitments and the Incremental Term Loans to be made thereunder shall be, except as otherwise set forth herein or in the applicable Incremental Commitment Agreement, identical to those of the Term Commitments and the Term Loans; provided that (i) the weighted average life to maturity of any Incremental Term Loans shall be no shorter than the remaining weighted average life to maturity of the Terms Loans and (ii) no Incremental Term Loan shall mature prior to the Maturity Date. Any Incremental Term Commitments established pursuant to an Incremental Commitment Agreement that have identical terms and conditions, and any Incremental Term Loans made thereunder, shall be designated as a separate series of Incremental Term Commitments and Incremental Term Loans for all purposes of this Agreement.

(c) On the effective date of any Incremental Revolving Commitments (the “Incremental Revolving Commitment Effective Date”), (i) the aggregate principal amount of the Revolving Loans outstanding (the “Initial Loans”) immediately prior to giving effect to such Incremental Revolving Commitment Effective Date shall be deemed to be paid, (ii) each Incremental Revolving Lender that shall have been a Revolving Lender prior to the Incremental Revolving Commitment Effective Date shall pay to the Administrative Agent in same day funds an amount equal to the difference between (A) the product of (1) such Lender’s Applicable Percentage (calculated after giving effect to the Incremental Revolving Commitments), multiplied by (2) the amount of the Subsequent Borrowings (as hereinafter defined) and (B) the product of (1) such Lender’s Applicable Percentage (calculated without giving effect to the Incremental Revolving Commitments), multiplied by (2) the amount of the Initial Loans, (iii) each Incremental Revolving Lender that shall not have been a Revolving Lender prior to the Incremental Revolving Commitment Effective Date shall pay to the Administrative Agent in same day funds an amount equal to the product of (1) such Incremental Revolving Lender’s

Applicable Percentage (calculated after giving effect to the Incremental Revolving Commitments) multiplied by (2) the amount of the Subsequent Borrowings, (iv) after the Administrative Agent receives the funds specified in clauses (ii) and (iii) above, the Administrative Agent shall pay to each Revolving Lender that is not an Incremental Revolving Lender the portion of such funds that is equal to the excess of (A) the product of (1) such Revolving Lender’s Applicable Percentage (calculated without giving effect to the Incremental Revolving Commitments) multiplied by (2) the amount of the Initial Loans, over (B) the product of (1) such Revolving Lender’s Applicable Percentage (calculated after giving effect to the Incremental Revolving Commitments) multiplied by (2) the amount of the Subsequent Borrowings, (v) after the effectiveness of the Incremental Revolving Commitments, the Company shall be deemed to have made new Borrowings (the “Subsequent Borrowings”) in an aggregate principal amount equal to the aggregate principal amount of the Initial Loans and of the types and for the Interest Periods specified in a Borrowing Request delivered to the Administrative Agent in accordance with Section 2.03, (vi) each Revolving Lender shall be deemed to hold its Applicable Percentage of each Subsequent Borrowing (calculated after giving effect to the Incremental Revolving Commitments) and (vii) the Company shall pay each Revolving Lender any and all accrued but unpaid interest on the Initial Loans. The deemed payments made pursuant to clause (i) above in respect of each LIBOR Loan and EURIBOR Loan shall be subject to indemnification by the Company pursuant to the provisions of Section 2.15 if the Incremental Revolving Commitment Effective Date occurs other than on the last day of the Interest Period relating thereto and breakage costs result. In the case of any Incremental Revolving Commitments that have become effective at a time when Loans denominated in both Euro and US Dollars shall be outstanding, the amounts payable by the Revolving Lenders pursuant to this paragraph shall be paid in Euro and US Dollars in proportion to the principal amounts of the Euro and US Dollar denominated Revolving Loans outstanding on the Incremental Revolving Commitment Effective Date.

(d) Incremental Commitments established pursuant to this Section shall become effective on the date specified in the notice delivered by the Company pursuant to the second sentence of paragraph (a) above.

(e) Notwithstanding the foregoing, no Incremental Commitments shall become effective under this Section unless, (i) on the date of effectiveness thereof, the conditions set forth in paragraphs (a) and (b) of Section 4.02 shall be satisfied (without giving effect to the phrase “As of the date hereof,” in Section 3.06 or 3.07(b)) and the Administrative Agent shall have received a certificate to that effect dated such date and executed by the chief financial officer of the Company and (ii) the Administrative Agent shall have received documents consistent with those delivered under clauses (b) and (c) of Section 4.01 as to the corporate power and authority of the Company to borrow hereunder after giving effect to such Incremental Commitment. Each Incremental Commitment Agreement may, without the consent of any Lender other than the applicable Incremental Lenders, effect, by amendment or amendment and restatement, such mechanical amendments (which shall not include amendments to or waivers under Articles V, VI or VII) to this Agreement and the other Loan Documents (including provisions hereof or thereof that would otherwise require the consent of all Lenders) as may be necessary or appropriate, in the opinion of the Administrative Agent, to provide for the applicable Incremental Commitments and the loans and other extensions of credit thereunder and otherwise to give effect to the provisions of this Section, including any amendment necessary to treat the applicable Incremental Term Commitments and Incremental Term Loans as a new “Class” of commitments and loans hereunder; provided that no such Incremental Commitment Agreement shall effect any amendment or waiver referred to in Section 9.02(b)(2)(i), (ii) or (iii), or any other amendment or waiver that by the terms of this Agreement requires the consent of each Lender affected thereby (except to the extent each required consent shall have been obtained).

(f) Upon the effectiveness of an Incremental Commitment of any Incremental Lender, (i) such Incremental Lender shall be deemed to be a “Lender” (and a Lender in respect of Commitments and Loans of the applicable Class) hereunder, and henceforth shall be entitled to all the rights of and benefits accruing to, and bound by all agreements, acknowledgements and other obligations of, a Lender (or a Lender in respect of Commitments and Loans of the applicable Class) hereunder and under the other Loan Documents and (ii) in the case of any Incremental Revolving Commitment, (A) such Incremental Revolving Commitment shall constitute (or, in the event such Incremental Lender already has a Revolving Commitment, shall increase) the Revolving Commitment of such Incremental Lender and (B) the aggregate Revolving Commitment shall be increased by the amount of such Incremental Revolving Commitment, in each case, subject to further increase or reduction from time to time as set forth in the definition of the term “Revolving Commitment”.

(g) Subject to the terms and conditions set forth herein and in the applicable Incremental Commitment Agreement, each Lender holding an Incremental Term Commitment shall make a loan to the Company in an amount equal to such Incremental Term Commitment on the date specified in such Incremental Commitment Agreement.

(h) The Administrative Agent shall notify the Lenders promptly upon receipt by the Administrative Agent of any notice from the Company referred to in Section 2.09(a) and of the effectiveness of any Incremental Commitments, in each case advising the Lenders of the details thereof (including each amendment effected pursuant to an Incremental Commitment Agreement) and, in the case of effectiveness of any Incremental Revolving Commitments, of the Applicable Percentages of the Revolving Lenders after giving effect thereto.

Section 2.10. Prepayment of Loans. (a) The Company shall have the right at any time and from time to time to prepay any Borrowing of the Company in whole or in part, subject to prior notice in accordance with paragraph (d) of this Section.

(b) If the aggregate Exposures of any Class shall exceed the aggregate Commitments of such Class, then (i) on the last day of any Interest Period for any LIBOR or EURIBOR Borrowing of such Class and (ii) on any other date in the event ABR Borrowings of such Class shall be outstanding, the Company shall prepay Loans of such Class in an amount equal to the lesser of (A) the amount necessary to eliminate such excess (after giving effect to any other prepayment of Loans on such day) and (B) the amount of the applicable Borrowings referred to in clause (i) or (ii), as applicable. If, on the last Business Day of any calendar month, the aggregate amount of the Exposures of any Class shall exceed 105% of the aggregate Commitments of such Class, then the Company shall, not later than the next Business Day, prepay one or more Borrowings of such Class in an aggregate principal amount sufficient to eliminate such excess.

(c) Prior to any prepayment of Borrowings hereunder, the Company shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (d) of this Section.

(d) The Company shall notify the Administrative Agent in writing, by facsimile or other electronic communication, or, except in the case of a Borrowing denominated in Euro, by telephone (which must be confirmed by facsimile or other electronic communication) of any prepayment of a Borrowing hereunder not later than 11:00 a.m., Local Time, three Business Days before the date of such prepayment (to the extent practicable, in the case of a prepayment under paragraph (b) above). Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08(c), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08(c). Promptly following receipt of any such notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.12 and (ii) break funding payments pursuant to Section 2.15.

Section 2.11. Fees. (a) The Company agrees to pay to the Administrative Agent for the account of each Lender a facility fee, which shall accrue (i) with respect to Revolving Lenders, at the Applicable Rate with respect to the facility fee (A) on the daily amount of the Revolving Commitment of such Lender (whether used or unused) during the period from and including the date hereof to but excluding the date on which the last of such Revolving Commitments terminates and (B) after the Revolving Commitments terminate, on the daily amount of such Lender’s Revolving Exposure to but excluding the date on which such Lender ceases to have any such Revolving Exposure and (ii) with respect to Term Lenders, at the Applicable Rate with respect to the facility fee on the daily amount of such Lender’s Term Loan Exposure to but excluding the date on which such Lender ceases to have any Term Loan Exposure. Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year, commencing on the first such date to occur after the date hereof, and on the date on which all the Commitments shall have terminated and the Lenders shall have no further Exposures. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Company agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate used to determine the interest rate applicable to LIBOR Revolving Loans and EURIBOR Revolving Loans on the daily amount of such Revolving Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date hereof to but excluding the later of the date on which such Revolving Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the actual daily amounts of the LC Exposure attributable to Letters of Credit issued by it (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date hereof to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued under this paragraph through and including the last day of March, June, September and December of each year shall be payable on such last day, commencing on the first such date to occur after the date hereof; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Banks pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees payable under this paragraph shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to each Issuing Bank, in the case of fees payable to it) for prompt distribution, in the case of facility fees and participation fees with respect to Letters of Credit, to the Lenders. Fees paid hereunder shall not be refundable.

Section 2.12. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each LIBOR Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing, plus the Applicable Rate.

(c) The Loans comprising each EURIBOR Borrowing shall bear interest at the EURIBO Rate for the Interest Period in effect for such Borrowing, plus the Applicable Rate.

(d) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee payable by the Company hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% per annum plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) above.

(e) Accrued interest on each Loan shall be payable by the Company in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (d) above shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any LIBOR Loan or EURIBOR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest on LC Disbursements denominated in Sterling and (ii) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or, except in the case of LC Disbursements denominated in Sterling, 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or EURIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.13. Alternate Rate of Interest. (a) If prior to the commencement of any Interest Period for a LIBOR Borrowing or EURIBOR Borrowing, as applicable:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate means do not exist for ascertaining the Adjusted LIBO Rate or the EURIBO Rate, as the case may be, for such Interest Period; or

(ii) the Administrative Agent is advised by a majority in interest of the Lenders that would participate in such Borrowing that the Adjusted LIBO Rate or the EURIBO Rate, as the case may be, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Company and the applicable Lenders by telephone, facsimile or other electronic communication as promptly as practicable thereafter and, until the Administrative Agent notifies the

Company and the applicable Lenders that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a LIBOR Borrowing or EURIBOR Borrowing shall (1) if such Borrowing is denominated in US Dollars, be deemed a request for the conversion of such Borrowing to or the continuation of such Borrowing as an ABR Borrowing or (2) otherwise, be ineffective, and, in the case of this clause (2), the related Borrowing shall be repaid on the last day of the then current Interest Period applicable thereto and (B) any Borrowing Request for a LIBOR Borrowing or EURIBOR Borrowing shall be ineffective.

(b) If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) of this Section have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) have not arisen but the supervisor for the administrator of the applicable Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the applicable Screen Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Company shall endeavor to establish an alternate rate of interest to that based on the applicable Screen Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans of the applicable currency and Type at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as the Administrative Agent and the Company may determine to be appropriate. Notwithstanding anything to the contrary in Section 9.02, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the applicable Lenders, a written notice from a majority in interest of such Lenders stating that such Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this paragraph (b) (but, in the case of the circumstances described in clause (ii) of the first sentence of this paragraph (b), only to the extent the applicable Screen Rate is not available or published at such time on a current basis), clauses (A) and (B) of paragraph (a) of this Section shall be applicable. Notwithstanding the foregoing, if any alternate rate of interest established pursuant to this paragraph (b) (without giving effect to the Applicable Rate or any alternative spread that may have been agreed upon over the applicable Lenders’ deemed cost of funds) shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

Section 2.14. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve to the extent reflected in the Adjusted LIBO Rate) or any Issuing Bank;

(ii) subject any Lender or Issuing Bank to any Taxes (other than Taxes on or with respect to payments by the Company hereunder, which shall be governed solely by Section 2.16, whether or not such Taxes are Excluded Taxes), assessments or other charges on its loans or commitments, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or Issuing Bank or a Relevant Interbank Market any other condition affecting this Agreement or LIBOR or EURIBOR Loans made by such Lender or any Letter of Credit or participations therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then the Company will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank for such additional costs incurred or reduction suffered.

(b) If any Lender or Issuing Bank reasonably determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Company will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, and setting forth in reasonable detail the calculations used by such Lender or Issuing Bank to determine such amount, shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay to such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 15 Business Days after receipt thereof. Any additional interest owed pursuant to paragraph (b) above shall be determined by the relevant Lender, which determination shall be conclusive absent manifest error, and notified to the Company (with copies to the Administrative Agent) at least five Business Days before each date on which interest is payable for the relevant Loan, and such additional interest so notified to the Company by such Lender shall be payable to the Administrative Agent for the account of such Lender on each date on which interest is payable for such Loan.

(d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.15. Break Funding Payments. In the event of (a) the payment (or deemed payment pursuant to Section 2.09) of any principal of any LIBOR Loan or EURIBOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Loan or EURIBOR Loan to a Loan of a different Type or Interest Period other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(d) and is revoked in accordance therewith) or (d) the assignment or deemed assignment of any LIBOR Loan or EURIBOR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.18, then, in any such event, the Company shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a LIBOR Loan or EURIBOR Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate, LIBO Rate or EURIBO Rate, as the case may be, that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the London interbank market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, and setting forth in reasonable detail the calculations used by such Lender to determine such amount or amounts, shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such Lender the amount shown as due on any such certificate within 15 Business Days after receipt thereof.

Section 2.16. Taxes. (a) Any and all payments by or on account of the Company hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Taxes, except to the extent required by law; provided that if the Company shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, the applicable Lender or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions and (iii) the Company shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law; provided, however, that the Loan Parties shall not be required to pay any such Other Taxes (i) that are being contested in good faith by appropriate proceedings while the contest is being diligently conducted and (ii) for which adequate reserves are established in accordance with GAAP.

(c) The Company shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 15 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Company hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability setting forth in reasonable detail the circumstances giving rise thereto and the calculations used by such Lender to determine the amount thereof delivered to the Company by a Lender or Issuing Bank, or by the Administrative Agent, on its own behalf or on behalf of a Lender or Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Company to a Governmental Authority, the Company shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes or Other Taxes, only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.16(e) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(f) (i) Any Lender that is from time to time entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.16(f)(ii)(a) through (e) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of such Company or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.16(f). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify such Company and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii) Without limiting the generality of the foregoing, any Lender shall, if it is legally eligible to do so, deliver to the Company and the Administrative Agent (in such number of copies reasonably requested by the Company and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(a) in the case of a Lender that is a US Person, IRS Form W-9 certifying that such Lender is exempt from US Federal backup withholding tax;

(b) in the case of a Non-US Lender legally eligible to claim the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, US Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, US Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(c) in the case of a Non-US Lender for whom payments under this Agreement constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(d) in the case of a Non-US Lender legally eligible to claim the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN of IRS Form W-8BEN-E, as applicable and (2) a certificate substantially in the form of Exhibit E (a “US Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(e) in the case of a Non-US Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (a), (b), (c), (d) and (f) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a US Tax Certificate on behalf of such partners; or

(f) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, US Federal withholding Tax together with such supplementary documentation necessary to enable the Company or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii) If a payment made to a Lender under any Loan Document would be subject to US Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.16(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including additional amounts paid pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnifying party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.16(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.16(g) to the extent that such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.16(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(h) Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) For purposes of this Section 2.16, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

Section 2.17. Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) The Company shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to the time expressly required hereunder (or, if no such time is expressly required, prior to 12:00 noon, Local Time) on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account specified in Schedule 2.17 or, in any such case, to such other account as the Administrative Agent shall from time to time specify in a notice delivered to the Company; provided that payments to be made directly to an Issuing Bank as expressly provided herein and payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein (it being agreed that the Company will be deemed to have satisfied their obligations with respect to payments referred to in this proviso if they shall make such payments to the persons entitled thereto in accordance with instructions provided by the Administrative Agent; the Administrative Agent agrees to provide such instructions upon request, and the Company will not be deemed to have failed to make such a payment if it shall transfer such payment to an improper account or address as a result of the failure of the Administrative Agent to provide proper instructions). The Administrative Agent shall distribute any such payments received by it for the account of any Lender or other Person promptly following receipt thereof at the appropriate lending office or other address specified by such Lender or other Person. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of principal or interest in respect of any Loan or LC Disbursement shall, except or otherwise expressly provided herein, be made in the currency of such Loan or LC Disbursement; all other payments hereunder and under each other Loan Document shall be made in US Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of their respective Loans and participations in LC Disbursements and accrued interest thereon; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Company pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Company consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Company rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Company in the amount of such participation.

(c) Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due for the account of all or certain of the Lenders or Issuing Banks hereunder that the Company will not make such payment, the Administrative Agent may assume that the Company has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or Issuing Banks, as the case may be, the amount due. In such event, if the Company has not in fact made such payment, then each of the applicable Lenders or Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate determined by the Administrative Agent in accordance with banking industry practices on interbank compensation.

(d) If any Lender shall fail to make any payment required to be made by it to the Administrative Agent pursuant to this Agreement, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by them for the account of such Lender to satisfy such Lender’s obligations to the Administrative Agent until all such unsatisfied obligations are fully paid.

Section 2.18. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.14, or if the Company is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable, direct, out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

(b) If (i) any Lender requests compensation under Section 2.14, (ii) any Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, (iii) any Lender fails to approve any matter requiring the approval of all Lenders or such Lender that has been approved by the Required Lenders or (iv) any Lender becomes a Defaulting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, each Issuing Bank), which consent shall not be unreasonably withheld and (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee or the Company. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Company, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto.

Section 2.19. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Revolving Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Revolving Lender is a Defaulting Lender:

(a) the facility fee shall cease to accrue on the unused amount of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.11(a);

(b) the Revolving Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders affected thereby shall, except as otherwise provided in Section 9.02, require the consent of such Defaulting Lender in accordance with the terms hereof;

(c) if any LC Exposure exists at the time such Revolving Lender becomes a Defaulting Lender then:

(i) the LC Exposure of such Defaulting Lender shall be reallocated among the Non-Defaulting Lenders ratably in accordance with their respective Revolving Commitments but only to the extent that such reallocation does not result in the Revolving Exposure of any Non-Defaulting Lender exceeding such Non-Defaulting Lender’s Revolving Commitment;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Company shall within one Business Day following notice by the Administrative Agent, cash collateralize for the benefit of each Issuing Bank the portion of such Defaulting Lender’s LC Exposure that has not been reallocated in accordance with the procedures set forth in Section 2.04(j) for so long as such LC Exposure is outstanding;

(iii) if the Company shall cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Company shall not be required to pay participation fees to such Defaulting Lender pursuant to Section 2.11(b) with respect to such portion of such Defaulting Lender’s LC Exposure for so long as such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if any portion of the LC Exposure of such Defaulting Lender is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.11(a) and 2.11(b) shall be adjusted to give effect to such reallocation; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, as to such LC Exposure or portion thereof, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all facility fees that otherwise would have been payable pursuant to Section 2.11(a) to such Defaulting Lender and participation fees payable pursuant to Section 2.11(b) to such Defaulting Lender with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Banks until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d) so long as such Revolving Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend, renew or extend any Letter of Credit, unless, in each case, the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be fully covered by the Revolving Commitments of the Non-Defaulting Lenders and/or cash collateral provided by the Company in accordance with Section 2.19(c), and participating interests in any such issued, amended, reviewed or extended Letter of Credit will be allocated among the Non-Defaulting Lenders in a manner consistent with Section 2.19(c) (and such Defaulting Lender shall not participate therein).

(e) In the event that the Administrative Agent, the Company and each Issuing Bank agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Revolving Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Revolving Lenders as the Administrative Agent shall determine may be necessary in order for such Revolving Lender to hold such Loans in accordance with its Applicable Percentage.

(f) The provisions of this Section 2.19 shall not impair any right, remedy or recourse that the Company may have against any Lender for breach of its obligations hereunder.

Section 2.20. Loan Modification Offers. (a) Without limiting the ability of the parties hereto to amend this Agreement as provided in Section 9.02, the Company may on one or more occasions, by written notice to the Administrative Agent, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders of one or more Classes (each Class subject to such a Loan Modification Offer, an “Affected Class”) to make one or more Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Company. Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective (which shall not be less than 10 Business Days or more than 30 Business Days after the date of such notice, unless otherwise agreed to by the Administrative Agent). Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders of the Affected Class that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and Commitments of such Affected Class as to which such Lender’s acceptance has been made.

(b) A Permitted Amendment shall be effected pursuant to a Loan Modification Agreement executed and delivered by the Company, each applicable Accepting Lender and the Administrative Agent; provided that no Permitted Amendment shall become effective unless the Company shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall reasonably be requested by the Administrative Agent in connection therewith. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Each Loan Modification Agreement may, without the consent of any Lender other than the applicable Accepting Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section, including any amendments necessary to treat the applicable Loans and/or Commitments of the Accepting Lenders as a new “Class” of loans and/or commitments hereunder; provided that, in the case of any Loan Modification Offer relating to Revolving Commitments or Revolving Loans, except as otherwise agreed to by each Issuing Bank, (i) the allocation of the participation exposure with respect to any then-existing or subsequently issued or made Letter of Credit as between the commitments of such new “Class” and the remaining Revolving Commitments shall be made on a ratable basis as between the commitments of such new “Class” and the remaining Revolving Commitments and (ii) the Revolving Availability Period and the Maturity Date, as such terms are used in reference to Letters of Credit, may not be extended without the prior written consent of each Issuing Bank.

ARTICLE III

Representations and Warranties

The Company represents and warrants as follows:

Section 3.01. Corporate Existence and Standing. The Company and each Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, except for failures which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or a material adverse effect on the rights or interests of the Lenders hereunder, and has all requisite authority to conduct its business in each jurisdiction in which the failure so to qualify could reasonably be expected to result in a Material Adverse Effect.

Section 3.02. Authorization; No Violation. The Transactions are within each Loan Party’s corporate or partnership powers, have been duly authorized by all necessary corporate or partnership action and do not contravene (i) any Loan Party’s charter, by-laws or other constitutive documents or (ii) any law or contractual restriction binding on or affecting any Loan Party, except for contraventions of contractual restrictions which individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect or a material adverse effect on the rights or interests of the Lender hereunder.

Section 3.03. Governmental Consents. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for the due execution, delivery and performance by the Loan Parties of this Agreement or the other Loan Documents.

Section 3.04. Validity. This Agreement is, and the other Loan Documents when executed and delivered will be, the legal, valid and binding obligations of the Loan Parties party thereto, enforceable against such Loan Parties in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally and to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.05. Use of Proceeds. The Company will use the proceeds of the Loans and the Letters of Credit only for the purposes specified in the preamble to this Agreement.

Section 3.06. Litigation. As of the date hereof, there is no pending or, to the best of the knowledge of the Company, threatened action or proceeding affecting the Company or any of its Subsidiaries before any court, Governmental Authority or arbitrator, which could reasonably be expected to result in a Material Adverse Effect, or which purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document.

Section 3.07. Financial Statements; No Material Adverse Change. (a) The consolidated balance sheet of the Company and the Subsidiaries and the related consolidated statements of income, shareholders’ equity and cash flows of the Company and the Subsidiaries (i) as at December 31, 2016, and for the year then ended, accompanied by the report of PricewaterhouseCoopers LLC and (ii) as at September 30, 2017, and for the portion of the fiscal year then ended, in each case as heretofore furnished to the Lenders, fairly present in all material respects the consolidated financial position of the Company and the Subsidiaries as at such dates and their consolidated results of operations, shareholders’ equity and cash flows for the periods then ended in conformity with GAAP, subject, in the case of the financial statements referred to in the preceding clause (ii), to year-end audit adjustments and to the absence of certain notes.

(b) As of the date hereof, there has been, since December 31, 2016, no Material Adverse Effect.

Section 3.08. Investment Company Act. The Company is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940.

Section 3.09. Taxes. The Company and each Subsidiary has timely filed or caused to be filed all Tax returns and reports required to have been filed by it and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 3.10. ERISA. (a) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

(b) The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87, or any successor standard) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by an amount that could reasonably be expected to result in a Material Adverse Effect, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount that could reasonably be expected to result in a Material Adverse Effect.

Section 3.11. Regulation U. Neither the Company nor any of the Subsidiaries is engaged in the business of purchasing or carrying Margin Stock. The value of the Margin Stock owned directly or indirectly by the Company and the Subsidiaries which is subject to any arrangement hereunder described in the definition of “indirectly secured” in Section 221.2 of Regulation U issued by the Board represents less than 25% of the value of all assets of the Company and the Subsidiaries subject to such arrangement. For the purpose of making the calculation pursuant to the preceding sentence, to the extent consistent with Regulation U, treasury stock shall be deemed not to be an asset of the Company and its Subsidiaries.

Section 3.12. Environmental Matters. The operations of the Company and each Subsidiary comply in all material respects with all Environmental Laws, the noncompliance with which could reasonably be expected to result in a Material Adverse Effect.

Section 3.13. Disclosure. None of the Confidential Information Memorandum or any other information prepared and furnished by or on behalf of the Loan Parties to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains or will contain as of the date thereof (or, in the case of any such information that is not dated, the earliest date on which such information is furnished to the Administrative Agent or any Lender) any material misstatement of fact or omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 3.14. Subsidiary Guarantors. The Subsidiary Guarantors include each Subsidiary of the Company other than Excluded Subsidiaries and newly-acquired or created Domestic Subsidiaries that are not yet required to have become Subsidiary Guarantors under the definition of “Guarantee Requirement”.

Section 3.15. Anti-Corruption Laws and Sanctions. Anti-Corruption Laws and Sanctions. The Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Company, its Subsidiaries and their respective officers and employees and, to the knowledge of the Company, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Company, any Subsidiary or to the knowledge of the Company, any of their respective directors, officers or employees or (b) to the knowledge of the Company, any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.

Section 3.16. EEA Financial Institutions. Neither the Company nor any of the Subsidiaries is an EEA Financial Institution.

ARTICLE IV

Conditions

Section 4.01. Effective Date. The Commitments of the Lenders and the LC Commitments of the Issuing Banks under this Agreement shall become effective on the date on which each of the following conditions has been satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of each of (i) Morgan, Lewis & Bockius, LLP, counsel for the

Company, substantially in the form of Exhibit C-1 and (ii) the general counsel of the Company, substantially in the form of Exhibit C-2. Each Loan Party hereby requests such counsel to deliver such opinions.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the formation, existence and good standing of the Loan Parties and the authorization of the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d) The Administrative Agent shall have received (i) a certificate, dated the Effective Date and signed by the chief financial officer of the Company, confirming that the conditions set forth in paragraphs (a) and (b) of Section 4.02 and in paragraph (f) of this Section have been satisfied.

(e) The Administrative Agent, the Arrangers and each Lender shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent an invoice with respect thereto shall have been received by the Company, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by the Company hereunder, under any other Loan Document, or under any commitment letter or fee letter entered into in connection with the credit facility established hereunder.

(f) The Guarantee Requirement shall be satisfied.

(g) The commitments under the Existing Credit Agreement shall have been or shall simultaneously with the effectiveness of this Agreement be terminated, all principal, interest, fees and other amounts outstanding, accrued or owed thereunder shall have been or shall be paid in full and all letters of credit issued thereunder shall have been terminated or cash collateralized in a manner satisfactory to the applicable Issuing Banks or shall be Existing Letters of Credit.

(h) The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions shall be satisfied (or waived pursuant to Section 9.02) on or prior to December 20, 2017.

Section 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of each Borrowing, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, other than any representation given as of a particular date, which representation shall be true and correct as of that date.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, and the application of the proceeds thereof, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Company on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements have been reimbursed, the Company covenants and agrees with the Lenders that it will:

Section 5.01. Payment of Taxes, Etc. Pay and discharge, and cause each Subsidiary to pay and discharge, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges or levies imposed upon it or upon its income, profit or property and (ii) all material lawful claims which, if unpaid, might by law become a lien upon its property; provided, however, that neither the Company nor any Subsidiary shall be required to pay or discharge any such tax, assessment, charge or claim which is being contested in good faith and by proper proceedings and with respect to which the Company shall have established appropriate reserves in accordance with GAAP.

Section 5.02. Preservation of Existence, Etc. Preserve and maintain, and cause each Subsidiary to preserve and maintain, its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business, except to the extent that failures to keep in effect such rights, licenses, permits, privileges, franchises and, in the case of Subsidiaries only, legal existence could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution not prohibited under Section 6.04.

Section 5.03. Compliance with Laws, Etc. Comply, and cause each Subsidiary to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including, without limitation, all Environmental Laws), noncompliance with which could reasonably be expected to result in a Material Adverse Effect. The Company will maintain in effect and enforce policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 5.04. Keeping of Books. Keep, and cause each Subsidiary to keep, proper books of record and account in all material respects, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each Subsidiary in accordance with GAAP consistently applied.

Section 5.05. Inspection. Permit, and cause each Subsidiary to permit, the Administrative Agent, and its representatives and agents, to inspect any of the properties, corporate books and financial records of the Company and its Subsidiaries, to examine and make copies of the books of account and other financial records of the Company and its Subsidiaries, and to discuss the affairs, finances and accounts of the Company and its Subsidiaries with, and to be advised as to the same by, their respective officers or directors, at such reasonable times and upon reasonable advance notice during normal business hours and intervals as the Administrative Agent may reasonably designate.

Section 5.06. Reporting Requirements. Furnish to the Administrative Agent for distribution to each Lender:

(a) As soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Company (or, if earlier, within 15 days after the date required to be filed with the Securities and Exchange Commission, without giving effect to any extension of the time for filing), a consolidated balance sheet of the Company and the consolidated Subsidiaries as of the end of such quarter and consolidated statements of income and changes in financial position (or consolidated statement of cash flow, as the case may be) of the Company and the consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of the Company as presenting fairly, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries as of the end of and for such fiscal quarter and such portion of such fiscal year in accordance with GAAP;

(b) As soon as available and in any event within 105 days after the end of each fiscal year of the Company (or, if earlier, within 15 days after the date required to be filed with the Securities and Exchange Commission, without giving effect to any extension of the time for filing), an audited consolidated balance sheet of the Company and the consolidated Subsidiaries as of the end of such year and audited consolidated statements of income and stockholder’s equity and changes in financial position of the Company and the consolidated Subsidiaries for such fiscal year and accompanied by a report of PricewaterhouseCoopers LLC, independent registered public accounting firm of the Company, or other independent registered public accounting firm of nationally recognized standing, on the results of their examination of such consolidated annual financial statements of the Company and the consolidated Subsidiaries, which report shall be reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, or shall be otherwise reasonably acceptable to the Required Lenders;

(c) Promptly after the sending or filing thereof, copies of all financial information, reports and proxy materials the Company files with the Securities and Exchange Commission under the Securities Exchange Act of 1934, including, without limitation, all such reports that disclose material litigation pending against the Company or any Subsidiary or any material noncompliance with any Environmental Law on the part of the Company or any Subsidiary;

(d) Together with each delivery of financial statements pursuant to clause (a) or (b) above, a certificate signed by the chief financial officer of the Company (A) stating that no Default exists or, if any does exist, stating the nature and status thereof and describing the action the Company proposes to take with respect thereto, (B) demonstrating, in reasonable detail, the calculations used by such officer to determine compliance with the financial covenants contained in Sections 6.07 and 6.08 and (C) identifying the Subsidiaries, if any, that are “Excluded Subsidiaries” under clause (h) of the definition of such term;

(e) With respect to each fiscal year for which the Company shall have an aggregate Unfunded Liability of $30,000,000 or more for all of its single employer Plans covered by Title IV of ERISA and all Multiemployer Plans covered by Title IV of ERISA to which the Company has an obligation to contribute, as soon as available, and in any event within 10 months after the end of such fiscal year, a statement of Unfunded Liabilities of each such Plan or Multiemployer Plan, certified as correct by an actuary enrolled in accordance with regulations under ERISA and a statement of estimated Withdrawal Liability as of the most recent plan year end as customarily prepared by the trustees under the Multiemployer Plans to which the Company has an obligation to contribute;

(f) As soon as possible, and in any event within 30 days after the occurrence of each event the Company knows is or may be a reportable event (as defined in Section 4043 of ERISA, but excluding any reportable event with respect to which the 30 day reporting requirement has been waived) with respect to any Plan or Multiemployer Plan with an Unfunded Liability in excess of $30,000,000, a statement signed by the chief financial officer of the Company describing such reportable event and the action which the Company proposes to take with respect thereto;

(g) As soon as possible, and in any event within five Business Days after a Responsible Officer of the Company shall become aware of the occurrence of each Default, which Default is continuing on the date of such statement, a statement of the chief financial officer of the Company setting forth details of such Default or event and the action which the Company proposes to take with respect thereto;

(h) From time to time, such other information as to the business and financial condition of the Company and the Subsidiaries and their compliance with the Loan Documents as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably request; and

(i) Promptly following a request therefor, all documentation and other information that a Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

Information required to be delivered to the Administrative Agent for distribution to the Lenders pursuant to this Section shall be deemed to have been so delivered or distributed, as the case may be, (i) on the date on which such information, or one or more annual or quarterly reports containing such information, shall have been delivered to the Administrative Agent and posted by the Administrative Agent on an IntraLinks or similar website to which the Lenders have been granted access or (ii) in the case of information referred to in paragraphs (a), (b) and (c) of this Section, on the date on which the Company provides notice to the Administrative Agent that such information is available (A) on the website of the Securities and Exchange Commission at http://www.sec.gov or (B) on the Company’s website at http://www.waters.com. Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.

Section 5.07. Use of Proceeds and Letters of Credit. Use the proceeds of Borrowings hereunder and the Letters of Credit for the purposes referred to in the recitals to this Agreement, and not for any purpose that would entail a violation of any applicable law or regulation (including, without limitation, Regulations U and X of the Board). No part of the proceeds of any Borrowing and no Letter of Credit shall be used by the Company or any Subsidiary (A) for the purpose of furthering an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or (B) for the purpose of funding, financing or facilitating any activities, businesses or transactions of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transactions would be prohibited by Sanctions if conducted by a corporation incorporated in the United States.

Section 5.08. Guarantee Requirement. Cause the Guarantee Requirement to be satisfied at all times.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements have been reimbursed, the Company covenants and agrees with the Lenders that it will not:

Section 6.01. Subsidiary Debt. Permit any Subsidiary that is not a Subsidiary Guarantor to create, incur, assume or permit to exist any Debt, except:

(a) Debt created hereunder;

(b) Debt to the Company or any other Subsidiary; and

(c) other Debt; provided that the sum of (without duplication) (i) the principal amount of all Debt permitted by this clause (c), (ii) the principal amount of all Debt secured by Liens permitted by Section 6.02 and (iii) all Attributable Debt in respect of Sale and Leaseback Transactions (other than Sale and Leaseback Transactions entered into at the time the property subject thereto is acquired or within 90 days thereafter) permitted by Section 6.03 does not at any time exceed the greater of $180,000,000 or 15% of Consolidated Net Tangible Assets.

Section 6.02. Liens Securing Debt. Create, incur, assume or permit to exist, or permit any Subsidiary to create, incur, assume or permit to exist, any Lien on any property or asset now owned or hereafter acquired by it securing Debt unless, after giving effect thereto, the sum of (without duplication) (i) all Debt secured by all such Liens, (ii) the principal amount of all Debt of Subsidiaries that are not Subsidiary Guarantors permitted by Section 6.01(c) and (iii) all Attributable Debt in respect of Sale and Leaseback Transactions (other than Sale and Leaseback Transactions entered into at the time the property subject thereto is acquired or within 90 days thereafter) permitted by Section 6.03 does not at any time exceed the greater of $180,000,000 or 15% of Consolidated Net Tangible Assets. For the purpose of this Section 6.02, Treasury Stock to the extent constituting Margin Stock shall be deemed not to be an asset of the Company and its Subsidiaries.

Section 6.03. Sale and Leaseback Transactions. Enter into or be party to, or permit any Subsidiary to enter into or be party to, any Sale and Leaseback Transaction (other than any Sale and Leaseback Transaction entered into at the time the property subject thereto is acquired or within 90 days thereafter) unless after giving effect thereto the sum of (without duplication) (i) all Attributable Debt permitted by this Section, (ii) the principal amount of all Debt of Subsidiaries that are not Subsidiary Guarantors permitted by Section 6.01(c) and (iii) the principal amount of all Debt secured by Liens permitted by Section 6.02(i) does not exceed the greater of $180,000,000 or 15% of Consolidated Net Tangible Assets.

Section 6.04. Merger, Consolidation, Etc. (a) In the case of the Company, merge or consolidate with or into, or transfer or permit the transfer of all or substantially all its consolidated assets to, any Person (including by means of one or more mergers or consolidations of or transfers of assets by Subsidiaries), except that the Company may merge or consolidate with any US Corporation if (i) the Company shall be the surviving corporation in such merger or consolidation, (ii) immediately after giving effect thereto no Default shall have occurred and be continuing and (iii) the Company shall be in compliance with the covenants set forth in Sections 6.07 and 6.08 as of and for the most recently ended period of four fiscal quarters for which financial statements shall have been delivered pursuant to Section 5.06, giving pro forma effect to such merger or consolidation and any related incurrence or repayment of Debt as if they had occurred at the beginning of such period, and the Administrative Agent shall have received a certificate of the chief financial officer of the Company setting forth computations demonstrating such compliance.

(b) In the case of any Material Subsidiary, merge or consolidate with or into, or transfer all or substantially all its assets to, any Person, except that (i) any Material Subsidiary may merge into or transfer all or substantially all its assets to the Company, (ii) any Material Subsidiary may merge or consolidate with or transfer all or substantially all its assets to any Subsidiary; provided that if either constituent corporation in such merger or consolidation, or the transferor of such assets, shall be a Subsidiary Guarantor, then the surviving or resulting corporation or the transferee of such assets, as the case may be, must be or at the time of such transaction become a Subsidiary Guarantor and (iii) so long as, at the time of and immediately after giving effect to such transaction, no Default shall have occurred and be continuing, any Material Subsidiary may merge or consolidate with or transfer all or substantially all its assets to any Person other than the Company or a Subsidiary so long as such transaction would not be prohibited by paragraph (a) above. Notwithstanding the foregoing, nothing in this paragraph shall (A) so long as, at the time of and immediately after giving effect to such transaction, no Event of Default shall have occurred and be continuing, prohibit the Company or any Subsidiary from (1) transferring any assets of such Person to acquire Foreign Subsidiaries, (2) making capital or working capital contributions to Foreign Subsidiaries in the ordinary course of business or (3) selling or otherwise disposing of assets to a Foreign Subsidiary on arm’s-length terms (as determined in good faith by the Company or the applicable Subsidiary) or (B) require any Foreign Subsidiary to become a Subsidiary Guarantor hereunder.

(c) In the case of the Company, permit any Domestic Subsidiary to become a subsidiary of a Foreign Subsidiary; provided that nothing in this paragraph shall prevent the Company from acquiring, directly or indirectly, any Person that at the time of and immediately after giving effect to such acquisition would constitute a Foreign Subsidiary and would own any Domestic Subsidiary not acquired by it in contemplation of such acquisition; provided further that nothing in this paragraph shall prevent Subsidiaries, if any, that are “Excluded Subsidiaries” under clause (c) of the definition of such term from becoming subsidiaries of Foreign Subsidiaries.

For purposes of this Section 6.04, Treasury Stock to the extent constituting Margin Stock shall be deemed not to be an asset of the Company.

Section 6.05. Change in Business. Fail to be engaged in the business conducted by the Company and the Subsidiaries on the date hereof to an extent such that the character of the business conducted by the Company and the Subsidiaries on the date hereof, taken as a whole, shall be materially changed.

Section 6.06. Certain Restrictive Agreements. Enter into, or permit any Subsidiary to enter into, any contract or other agreement that would limit the ability of any Subsidiary to pay dividends or make loans or advances to, or to repay loans or advances from, the Company or any other Subsidiary, other than (i) customary non-assignment provisions in any lease or sale agreement relating to the assets that are the subject of such lease or sale agreement, (ii) any restriction binding on a Person acquired by the Company at the time of such acquisition, which restriction is applicable solely to the Person so acquired and its subsidiaries and was not entered into in contemplation of such acquisition, (iii) in connection with any secured Debt permitted under Section 6.02, customary restrictions on the transfer of the collateral securing such Debt and (iv) customary restrictions agreed to by any Subsidiary in connection with any Debt of such Subsidiary permitted under Section 6.01.

Section 6.07. Leverage Ratio. Permit the Leverage Ratio as of the end of any fiscal quarter to exceed 3.50:1.00; provided that, following the completion of a Material Acquisition that, on a pro forma basis, giving effect to any related incurrence or repayment of Debt, would result in an increase in the Company’s Leverage Ratio, if the Company shall so elect by a notice delivered to the Administrative Agent within 30 days following the completion of such Material Acquisition (a “Leverage Ratio Increase Election”), such maximum Leverage Ratio shall be increased to 4.00:1.00 at the end of and for the fiscal quarter during which such Material Acquisition shall have been completed and at the end of and for each of the following three consecutive fiscal quarters (the period during which any such increase in the Leverage Ratio shall be in effect being called a “Leverage Ratio Increase Period”). The Company may terminate any Leverage Ratio Increase Period by a notice delivered to the Administrative Agent, whereupon, on the last day of the fiscal quarter during which such notice is given and on the last day of each fiscal quarter thereafter until another Leverage Ratio Increase Period has commenced as provided in this Section, the maximum Leverage Ratio shall be 3.50:1.00. If a Leverage Ratio Increase Election shall have been made under this Section, the Company may not make another Leverage Ratio Increase Election unless, following the termination or expiration of the most recent prior Leverage Ratio Increase Period, the Leverage Ratio as of the last day of at least two consecutive full fiscal quarters of the Company shall not have exceeded 3.50:1.00. Notwithstanding the foregoing, the Company shall not be permitted to make more than two Leverage Ratio Increase Elections during the term of this Agreement.

Section 6.08. Interest Coverage Ratio. Permit the Interest Coverage Ratio as of the end of any fiscal quarter for the period of four consecutive fiscal quarters then ended to be less than 3.50:1.00.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur and be continuing:

(a) The Company shall fail to pay (i) any amount of principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when due hereunder, or (ii) any interest, fee or other amount due hereunder and such default shall continue for five days; or

(b) Any representation or warranty made or deemed made by the Company or any other Loan Party (or any of their respective officers) in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect when made or deemed made; provided, however, that no Event of Default shall be deemed to exist by reason of the incorrectness of any representation or warranty after such incorrectness shall have been cured (other than by disclosure, which shall not be deemed to cure any breach of a representation or warranty); or

(c) The Company shall fail to maintain its corporate, limited liability company or partnership existence as required by Section 5.02, or the Company shall fail for five Business Days to comply with Section 5.06(g), or the Company or any Subsidiary shall fail to perform or observe any term, covenant or agreement contained in Section 5.07 or Article VI of this Agreement on its part to be performed or observed; or

(d) The Company or any Subsidiary shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document on its part to be performed or observed (other than those failures or breaches referred to in paragraphs (a), (b) and (c) above) and any such failure shall remain unremedied for 30 days after written notice thereof has been given to the Company by the Administrative Agent or the Required Lenders; or

(e) The Company or any Subsidiary shall fail to pay any amount of principal of, interest on or premium with respect to, Material Debt (other than the Loans) when due (whether at scheduled maturity or by required prepayment, acceleration, demand or otherwise) and such failure shall continue beyond the applicable grace period, if any, specified in the agreement or instrument governing such Debt, or any other event shall occur or condition shall exist with respect to Material Debt (other than the Loans) of the Company or such Subsidiary if the effect of such other event or condition is to cause, or to permit the holder or holders of such debt (or any trustee or agent on their behalf) to cause, such Material Debt to become due, or to require such Material Debt to be prepaid or repurchased, prior to the stated maturity thereof; or

(f) The Company or any Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally; or

(g) The Company or any Subsidiary shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Company or such Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debt under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property; or the Company or any such Subsidiary shall take corporate action to authorize any of the actions set forth above in this paragraph (g); provided that, in the case of any such proceeding filed or commenced against the Company or any Subsidiary, such event shall not constitute an “Event of Default” hereunder unless either (i) the same shall have remained undismissed or unstayed for a period of 60 days, (ii) an order for relief shall have been entered against the Company or such Subsidiary under the federal bankruptcy laws as now or hereafter in effect or (iii) the Company or such Subsidiary shall have taken corporate action consenting to, approving or acquiescing in the commencement or maintenance of such proceeding; or

(h) Any judgment or judgments for the payment of money in excess of $30,000,000 in the aggregate for all such judgments shall be rendered against the Company or one or more Subsidiaries and (i) enforcement proceedings shall have been commenced by any creditor upon such judgments or (ii) there shall be any period of 10 consecutive days during which stays of enforcement of such judgments, by reason of pending appeals or otherwise, shall not be in effect; or

(i) Either (i) the PBGC shall terminate any single-employer Plan (as defined in Section 4001(b)(2) of ERISA) that provides benefits for employees of the Company or any Subsidiary and such plan shall have an Unfunded Liability in an amount in excess of $30,000,000 at such time or (ii) Withdrawal Liability shall be assessed against the Company or any Subsidiary in connection with any Multiemployer Plan (whether under Section 4203 or Section 4205 of ERISA) and such Withdrawal Liability shall be an amount in excess of $30,000,000; or

(j) the guarantee of any Subsidiary Guarantor under the Subsidiary Guarantee Agreement or the Obligations of the Loan Parties under any Loan Document shall not be (or shall be asserted by the Company or any Subsidiary Guarantor not to be) valid or in full force and effect; or

(k) a Change of Control shall have occurred.

then, and in any such event, the Administrative Agent shall at the request, or may with the consent, of the Required Lenders, by notice to the Company, (i) declare the obligation of each Lender to make Loans and of each Issuing Bank to issue Letters of Credit hereunder to be terminated, whereupon the same shall forthwith terminate and/or (ii) declare the Loans, all interest accrued and unpaid thereon and all other amounts outstanding or accrued under this Agreement to be forthwith due and payable, whereupon the Loans, all such accrued interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company. In the event of the occurrence of an Event of Default under clause (g) of this Article VII, (A) the obligation of each Lender to make Loans and of each Issuing Bank to issue Letters of Credit hereunder shall automatically be terminated and (B) the Loans, all interest accrued and unpaid thereon and all other amounts outstanding or accrued under this Agreement shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Company.

ARTICLE VIII

The Administrative Agent

In order to expedite the transactions contemplated by this Agreement, JPMCB is hereby appointed to act as Administrative Agent under the Loan Documents on behalf of the Lenders and the Issuing Banks. Each of the Lenders, each assignee of any Lender and each Issuing Bank hereby irrevocably authorizes the Administrative Agent to take such actions on their behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. The Administrative Agent is hereby expressly authorized by the Lenders and the Issuing Banks, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders and the Issuing Banks all payments of principal of and interest on the Loans and all other amounts due to the Lenders or the Issuing Banks hereunder, and promptly to distribute to each Lender or Issuing Bank its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders to the Company of any Event of Default of which the Administrative Agent has actual knowledge acquired in connection with its agency hereunder; and (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by the Company or any other Loan Party pursuant to this Agreement or the other Loan Documents as received by the Administrative Agent.

With respect to the Loans made by it hereunder, the Administrative Agent in its individual capacity and not as Administrative Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not the Administrative Agent, and the Administrative Agent and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or Issuing Banks.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed upon receipt of notice in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion, could expose the Administrative Agent to liability or be contrary to any Loan Document or applicable law, rule or regulation and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and the Administrative Agent shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries or other Affiliates thereof that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by a final and non-appealable judgment. The Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Company, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory or sender thereof). The Administrative Agent also may rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory or sender thereof), and may act upon any such statement prior to receipt of written confirmation thereof. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the

Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Company. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Each Lender, by delivering its signature page to this Agreement, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

Each Lender (a) represents and warrants, as of the date such Person became a Lender party hereto, to, and (b) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments.

None of the Arrangers, the Syndication Agents, the Documentation Agents or the Bookrunners shall have any duties or obligations under this Agreement or any other Loan Document (except in its capacity, as applicable, as a Lender or as Administrative Agent or an Issuing Bank), but all such Persons shall have the benefit of the indemnities provided for hereunder.

ARTICLE IX

Miscellaneous

Section 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone or electronic communication as contemplated by paragraph (b) below, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i) if to the Company, to 34 Maple Street, Milford, Massachusetts 01757, Attention of John Lynch (Fax No. (508) 482-2249);

(ii) if to the Administrative Agent, to JPMCB in its capacity as a Lender or Issuing Bank or if such notice relates to a Letter of Credit, as follows: JPMorgan Chase Bank, N.A., 10 South Dearborn, Floor L2, Chicago, Illinois 60603, Attention of Nanette Wilson (Fax No. (844) 490-5663, Telephone No. (312) 385-7084), email: nanette.wilson@jpmorgan.com, jpm.agency.cri@ jpmorgan.com; and

(iii) if to any other Lender or Issuing Bank, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by fax shall be deemed to have been given when sent (or, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient); and notices delivered through electronic communications to the extent provided in paragraph (b) below shall be effective as provided in such paragraph.

(b) Notices and other communications to the Lenders and Issuing Banks hereunder may be delivered or furnished by electronic communications (including email and Internet and intranet websites) pursuant to procedures approved in writing by the Administrative Agent; provided that the foregoing shall not apply to notices under Article II to any Lender or Issuing Bank if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Any notices or other communications to the Administrative Agent or the Company may be delivered or furnished by electronic communications pursuant to procedures approved in writing by the recipient thereof prior thereto; provided that approval of such procedures may be limited or rescinded by any such Person by notice to each other applicable Person.

(c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

Section 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Except as provided in Sections 2.09 and 2.20, none of this Agreement, or any other Loan Document or any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Company and the Required Lenders or by the Company and the Administrative Agent with the consent of the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that (1) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Company and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment and (2) no such agreement shall (i) increase any Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan, LC Disbursement or reimbursement obligation of the Company with respect to any Letter of Credit (“Reimbursement Obligation”) or reduce the rate of interest thereon (other than as a result of waiving the applicability of any post-default increase in interest rates and other than as a result of any change to any component definition of the term “Leverage Ratio” herein), or reduce any fees payable hereunder, without the written consent of each Lender adversely affected thereby, (iii) postpone the date of any scheduled payment of the principal amount of any Loan, LC Disbursement or Reimbursement Obligation, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, in each case, without the written consent of each Lender adversely affected thereby, (iv) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender adversely affected thereby, or alter the manner in which payments or prepayments of principal, interest or other amounts hereunder shall be applied as among Lenders or Types of Loans without the written consent of each Lender adversely affected thereby, (v) change any of the provisions of this Section or the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be) or (vi) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those of Lenders holding Loans of any other Class without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Class; provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or such Issuing Bank, as the case may be, and, without limiting the foregoing, any amendment or other modification of Section 2.19 shall require the prior written consent of the Administrative Agent and each Issuing Bank and (B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Lenders of one Class (but not the Lenders of any other Class) may be effected by an agreement or agreements in writing entered into by the Company and requisite percentage in interest of the affected Class of Lenders. Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement or any other Loan Document shall be required of (x) any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (i), (ii) or (iii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be affected by such amendment, waiver or other modification.

Section 9.03. Expenses; Indemnity; Damage Waiver. (a) The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of any counsel) incurred by the Administrative Agent, and, following and during the continuance of an Event of Default, any Issuing Bank and/or any Lender, in connection with the enforcement or protection of its rights in connection with any Loan Document, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Company shall indemnify the Administrative Agent, each Arranger and Bookrunner, each Syndication Agent, each Documentation Agent, each Issuing Bank and each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, liabilities and reasonable out-of-pocket costs or expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) any transaction or proposed transaction (whether or not consummated) in which any proceeds of any borrowing hereunder are applied or proposed to be applied, directly or indirectly, by the Company or any Subsidiary, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) the syndication of the credit facilities provided for herein and the execution, delivery or performance by the Company and the Subsidiaries of the Loan Documents, or any actions or omissions of the Company or any Subsidiary in connection therewith or (iv) any actual or overtly threatened claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation or proceeding is brought by the Company or any other Loan Party or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, liabilities, costs or expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) To the extent that the Company fails to pay any amount required to be paid by it to the Administrative Agent or any Issuing Bank or any of their Related Parties under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or such Issuing Bank, or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed loss, liability, cost or expense, as the case may be, was incurred by or asserted against the Administrative Agent or such Issuing Bank (or such Related Party) in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum (without duplication) of the total Exposures and unused Commitments at the time.

(d) To the extent permitted by applicable law, the Company shall not assert, and the Company hereby waives, any claim against any Indemnitee, on any theory of liability, (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet) or (ii) for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable within 15 Business Days after receipt by the Company of a reasonably detailed invoice therefor.

Section 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Company without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Participants (to the extent provided in paragraph (e) of this Section), the Arrangers, the Syndication Agents, the Documentation Agents, the Bookrunners and the Related Parties of the Administrative Agent, the Arrangers, the Syndication Agents, the Documentation Agents, the Bookrunners, the Issuing Banks and the Lenders (including any Affiliate of the Issuing Bank that issues any Letter of Credit)) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans or other amounts at the time owing to it) other than to a Defaulting Lender, to any natural person or to the Company or any of its Affiliates; provided that (i) except in the case of an assignment to a Lender, the Administrative Agent (and in the case of an assignment of all or a portion of a Revolving Commitment or any Lender’s obligations in respect of its LC Exposure, each Issuing Bank) and, except (A) in the case of an assignment to a Lender, an Affiliate of a Lender or a Related Fund of any Lender or (B) if an Event of Default shall have occurred and be continuing, the Company, must give their prior written consent to such assignment (provided, that (x) no such consent shall be unreasonably withheld or delayed and (y) the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof), (ii) unless an Event of Default has occurred and is continuing, except in the case of an assignment to a Lender, an Affiliate of a Lender or a Related Fund of any Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitments and outstanding Loans, the amount of the Commitments and outstanding Loans of the assigning Lender subject to each such assignment (determined as of the date the

Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 unless each of the Company and the Administrative Agent otherwise consent, (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and (iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable law, including Federal, State and foreign securities laws. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03). At the time of any assignment, the assignee shall provide to the Company the documentation described in Section 2.16(f). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

(c) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Company, shall maintain at one of its offices in The City of New York a copy of each Assignment and Assumption delivered to it and records of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Company, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and, as to entries relating to it, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e) Any Lender may, without the consent of the Company, the Administrative Agent or any Issuing Bank, sell participations to one or more banks or other entities other than a Defaulting Lender (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Company, the Administrative Agent, each Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that (A) such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement and (B) such Participant shall be bound by the provisions of Section 9.12 as if such Participant were a Lender; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii), (iii) or (vi) of the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (f) of this Section, the Company agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.08 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(f) A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant shall not be entitled to the benefits of Section 2.16 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Company, to comply with Section 2.16(e) as though it were a Lender. A Participant shall receive all information delivered under or in connection with this Agreement directly from the Lender from which it shall have purchased its participation, and the Company shall not have any obligation to furnish any such information directly to any Participant.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or, in the case of a Lender that is an investment fund, to the trustee under the indenture to which such fund is a party, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties herein or in any other Loan Document or in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto or thereto and shall survive the execution and delivery of this Agreement and any other Loan Document and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16, 9.03 and 9.12 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof; provided, however, that the provisions of Section 9.12 shall expire two years after the later of (i) the repayment of the Loans and the expiration or termination of the Letters of Credit and the Commitments and (ii) the termination of this Agreement.

Section 9.06. Counterparts; Integration; Effectiveness. (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including the commitments of the Lenders and, if applicable, their Affiliates under any commitment letter entered into in connection with the credit facilities established hereunder and any commitment advices submitted in connection therewith (but do not supersede any other provisions of any such commitment letter or any fee letter entered into in connection with the credit facilities established hereunder). Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic communication shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) The words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to any document to be signed in connection with this Agreement or any other Loan Document and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent.

Section 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and Issuing Bank, and each Affiliate of any of the foregoing, is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Company against any of and all the obligations of the Company now or hereafter existing under this Agreement held by such Lender or Issuing Bank, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender and Issuing Bank, and each Affiliate of any of the foregoing, under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, Issuing Bank or Affiliate may have.

Section 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) The Company hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan in the City of New York and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Company or its properties in the courts of any jurisdiction.

(c) The Company hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12. Confidentiality. The Administrative Agent, each Issuing Bank and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, members, partners, officers, employees and agents, including accountants, legal counsel and other advisors, to Related Funds’ directors and officers and to any direct or indirect contractual counterparty in swap agreements (it being understood that each Person to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including (i) any self-regulatory authority, such as the National Association of Insurance Commissioners and (ii) in connection with a pledge or assignment permitted under Section 9.04(g)), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) to the extent required or advisable in the judgment of counsel in connection with any suit, action or proceeding relating to the enforcement of rights of the Administrative Agent or the Lenders against the Company under this Agreement or any other Loan Document, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Company or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section of which the Administrative Agent or such Lender is aware or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Company other than as a result of a breach of this Section of which the Administrative Agent or such Lender is aware. For the purposes of this Section, “Information” means all information received from the Company relating to the Company or its business, other than (A) any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Company other than as a result of a breach of this Section of which the Administrative Agent or such Lender is aware and (B) information pertaining to this Agreement routinely provided by arrangers of credit facilities to data service providers, including league table providers, that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.13. Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of the Company in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Company agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Company contained in this Section 9.13 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

Section 9.14. Release of Subsidiary Guarantors. Notwithstanding any contrary provision herein or in any other Loan Document, if the Company shall request the release under the Subsidiary Guarantee Agreement of any Subsidiary to be sold or otherwise disposed of (including through the sale or disposition of any Subsidiary owning any such Subsidiary) to a Person other than the Company or a Subsidiary in a transaction permitted under the terms of this Agreement and shall deliver to the Administrative Agent a certificate to the effect that such sale or other disposition will comply with the terms of this Agreement, the Administrative Agent, if satisfied that the applicable certificate is correct, shall, without the consent of any Lender, execute and deliver all such instruments, releases or other agreements, and take all such further actions, as shall be necessary to effectuate the release of such Subsidiary at the time of or at any time after the completion of such sale or other disposition.

Section 9.15. USA PATRIOT Act. Each Lender hereby notifies the Company that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender to identify the Company in accordance with the USA PATRIOT Act.

Section 9.16. No Fiduciary Relationship. The Company agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Company and its Affiliates, on the one hand, and the Administrative Agent, the Lenders, the Issuing Banks and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders, the Issuing Banks or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

Section 9.17. Non-Public Information. (a) Each Lender acknowledges that all information, including requests for waivers and amendments, furnished by the Company or the Administrative Agent pursuant to or in connection with, or in the course of administering, this Agreement will be syndicate-level information, which may contain MNPI. Each Lender represents to the Company and the Administrative Agent that (i) it has developed compliance procedures regarding the use of MNPI and that it will handle MNPI in accordance with such procedures and applicable law, including Federal, state and foreign securities laws and (ii) it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain MNPI in accordance with its compliance procedures and applicable law, including Federal, state and foreign securities laws.

(b) The Company and each Lender acknowledges that, if information furnished by the Company pursuant to or in connection with this Agreement is being distributed by the Administrative Agent through IntraLinks/IntraAgency, SyndTrak or another website or other information platform (the “Platform”), (i) the Administrative Agent shall post any information that the Company has indicated as containing MNPI solely on that portion of the Platform as is designated for Private Side Lender Representatives and (ii) if the Company has not indicated whether any information furnished by it pursuant to or in connection with this Agreement contains MNPI, the Administrative Agent shall post such information solely on that portion of the Platform as is designated for Private Side Lender Representatives. The Company agrees to clearly designate all information provided to the Administrative Agent by or on behalf of the Company that is suitable to be made available to Public Side Lender Representatives, and the Administrative Agent shall be entitled to rely on any such designation by the Company without liability or responsibility for the independent verification thereof.

Section 9.18. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of any EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

[Signatures follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

WATERS CORPORATION,

By:
/s/ John Lynch
Name: John Lynch
Title: Vice President – Treasurer, Investor Relations

[Signature Page to Waters Corporation Credit Agreement]

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent and as an Issuing Bank,

By:
/s/ D. Scott Farquhar
Name: D. Scott Farquhar
Title: Executive Director

[Signature Page to Waters Corporation Credit Agreement]

SIGNATURE PAGE TO

WATERS CORPORATION

CREDIT AGREEMENT

LENDER: Bank of America, N.A.

By:
/s/ Linda Alto
Name: Linda Alto
Title: Senior Vice President

*By:
Name:
Title:

*	For Lenders requiring a second signature line.

[Signature Page to Waters Corporation Credit Agreement]

SIGNATURE PAGE TO

WATERS CORPORATION

CREDIT AGREEMENT

LENDER: HSBC Bank USA, N.A.

By:
/s/ Elizabeth Peck
Name: Elizabeth Peck
Title: Director

*By:
Name:
Title:

*	For Lenders requiring a second signature line.

[Signature Page to Waters Corporation Credit Agreement]

SIGNATURE PAGE TO

WATERS CORPORATION

CREDIT AGREEMENT

LENDER: Citizens Bank, N.A.

By:
/s/ Kathryn Hinderhofer
Name: Kathryn Hinderhofer
Title: Officer

*By:
Name:
Title:

*	For Lenders requiring a second signature line.

[Signature Page to Waters Corporation Credit Agreement]

SIGNATURE PAGE TO

WATERS CORPORATION

CREDIT AGREEMENT

LENDER: The Bank of Tokyo-Mitsubishi, UFJ, LTD.

By:
/s/ Jaime Johnson
Name: Jaime Johnson
Title: Director

*By:
Name:
Title:

*	For Lenders requiring a second signature line.

[Signature Page to Waters Corporation Credit Agreement]

SIGNATURE PAGE TO

WATERS CORPORATION

CREDIT AGREEMENT

LENDER: U.S. Bank National Association

By:
/s/ Joseph M. Schnorr
Name: Joseph M. Schnorr
Title: Senior Vice President

[Signature Page to Waters Corporation Credit Agreement]

SIGNATURE PAGE TO

WATERS CORPORATION

CREDIT AGREEMENT

LENDER: TD Bank, N.A.

By:
/s/ Matt Waszmer
Name: Matt Waszmer
Title: Senior Vice President

[Signature Page to Waters Corporation Credit Agreement]

SIGNATURE PAGE TO

WATERS CORPORATION

CREDIT AGREEMENT

LENDER: DNB Capital, LLC

By:
/s/ Christian Rynning
Name: Christian Rynning
Title: First Vice President

*By:	/s/ Thomas Tangen
Name: Thomas Tangen
Title: Senior Vice President, Head of Healthcare

*	For Lenders requiring a second signature line.

[Signature Page to Waters Corporation Credit Agreement]

SIGNATURE PAGE TO

WATERS CORPORATION

CREDIT AGREEMENT

LENDER: Barclays Bank, PLC

By:
/s/ Nyagaka Ongeri
Name: Nyagaka Ongeri
Title: Managing Director Executed in New York

*By:
Name:
Title:

*	For Lenders requiring a second signature line.

[Signature Page to Waters Corporation Credit Agreement]

SIGNATURE PAGE TO WATERS CORPORATION CREDIT AGREEMENT

LENDER: Keybank National Association

By:
/s/ Marc Evans
Name: Marc Evans
Title: Vice President

[Signature Page to Waters Corporation Credit Agreement]

SIGNATURE PAGE TO WATERS CORPORATION CREDIT AGREEMENT

LENDER: Suntrust Bank

By:
/s/ Carlos Cruz
Name: Carlos Cruz
Title: Vice President

[Signature Page to Waters Corporation Credit Agreement]

SIGNATURE PAGE TO WATERS CORPORATION CREDIT AGREEMENT

LENDER: The Huntington National Bank

By:
/s/ Jared Shaner
Name: Jared Shaner
Title: Vice President

[Signature Page to Waters Corporation Credit Agreement]

SIGNATURE PAGE TO WATERS CORPORATION CREDIT AGREEMENT

LENDER: Branch Banking and Trust Company

By:
/s/ Jeff Skalka
Name: Jeff Skalka
Title: Vice President

[Signature Page to Waters Corporation Credit Agreement]

SIGNATURE PAGE TO WATERS CORPORATION CREDIT AGREEMENT

LENDER: PNC Bank, National Association

By:
/s/ Michael Richards
Name: Michael Richards
Title: Sr. Vice President, Managing Director

[Signature Page to Waters Corporation Credit Agreement]

SIGNATURE PAGE TO WATERS CORPORATION CREDIT AGREEMENT

LENDER: The Bank of New York Mellon

By:
/s/ Thomas J. Tarasovich, Jr.
Name: Thomas J. Tarasovich, Jr.
Title: Vice President

[Signature Page to Waters Corporation Credit Agreement]

SIGNATURE PAGE TO

WATERS CORPORATION

CREDIT AGREEMENT

LENDER: The Governor and Company of the Bank of Ireland

By:
/s/ Conor Linehan
Name: Conor Linehan
Title: Authorized Signatory

*By:	/s/ Dorothy Halligan
Name: Dorothy Halligan
Title: Authorized Signatory

*	For Lenders requiring a second signature line.

[Signature Page to Waters Corporation Credit Agreement]

SIGNATURE PAGE TO

WATERS CORPORATION

CREDIT AGREEMENT

LENDER: The Northern Trust Company

By:
/s/ Eric Siebert
Name: Eric Siebert
Title: SVP

*By:
Name:
Title:

*	For Lenders requiring a second signature line.

[Signature Page to Waters Corporation Credit Agreement]

SIGNATURE PAGE TO

WATERS CORPORATION

CREDIT AGREEMENT

LENDER: Webster Bank, N.A.

By:
/s/ Raymond C. Hoefling
Name: Raymond C. Hoefling
Title: Senior Vice President

*By:
Name:
Title:

*	For Lenders requiring a second signature line.

[Signature Page to Waters Corporation Credit Agreement]